Exhibit 10.1
EXECUTION VERSION
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF MARCH 22, 2006
AMONG
M.D.C. HOLDINGS, INC.
as Borrower
And
THE LENDERS NAMED HEREIN
And
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
And
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent
And
BNP PARIBAS, CITICORP NORTH AMERICA, INC.,
THE ROYAL BANK OF SCOTLAND PLC, SUNTRUST BANK,
and U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents
And
BANK OF AMERICA, N.A.
and GUARANTY BANK, as
Senior Managing Agents
And
CALIFORNIA BANK & TRUST,
COMERICA BANK
And
WASHINGTON MUTUAL BANK, FA
as Managing Agents
And
AMSOUTH BANK, KEYBANK NATIONAL ASSOCIATION,
MIZUHO CORPORATE BANK, LTD., NATEXIS BANQUE POPULAIRES,
PNC BANK, NATIONAL ASSOCIATION and RBC CENTURA BANK
as Co-Agents
J.P. MORGAN SECURITIES INC.
Sole Arranger and Sole Bookmanager

LIST OF SCHEDULES AND EXHIBITS

EXHIBITS:

Exhibit A	Form of Guaranty

Exhibit B	Form of Note

Exhibit C	Form of Commitment and Acceptance

Exhibit D	Form of Borrowing Notice

Exhibit E	Form of Opinion of General Counsel

Exhibit F	Form of Compliance Certificate of Authorized Officer (Financial Covenant Tests)

Exhibit G	Form of Assignment and Assumption Agreement

SCHEDULES:

Schedule 1	Non-Guarantor Subsidiaries

Schedule 2	Commitments

Schedule 4.4	Existing Letters of Credit

Schedule 6.3	Required Orders, Consents and Approvals

Schedule 6.8	Subsidiaries

Schedule 8.2	Existing Indebtedness

Schedule 8.6	Existing Liens

vi

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of March 22, 2006, among M.D.C. HOLDINGS, INC., a Delaware corporation, as Borrower, the Lenders listed on the signature pages of this Agreement, JPMORGAN CHASE BANK, N.A., as Administrative Agent and BANK ONE, ARIZONA, N.A. (solely for the purposes set forth in Section 4.4(f)).
RECITALS
     A. M.D.C. Holdings, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent and certain lenders are party to a certain Credit Agreement dated January 28, 2005 (the “Prior Credit Agreement”).
     B. The parties hereto desire to increase the amount of the Aggregate Commitment and otherwise amend and restate the Prior Credit Agreement in its entirety.
     NOW THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement:
     “AAA” is defined in Section 12.13.
     “ABR Advance” means an Advance which bears interest at the Alternate Base Rate.
     “ABR Loan” means a Loan which bears interest at the Alternate Base Rate.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any Guarantor (i) acquires any going concern or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership or other ownership interests of a partnership, joint venture, limited liability company or other similar business organization.
     “Additional Lender” is defined in Section 2.5(d)(i).

     “Adjusted Book Value of Land Owned” means, as of the last day of any fiscal quarter, (i) the book value of all land owned by Borrower or any Guarantor at such date, including without limitation Land Under Development, Entitled Land and Finished Lots but excluding any parcel of land on which a Housing Unit is located, less (ii) an amount equal to the lesser of (A) fifty percent (50%) of the book value of the land component of all Housing Units with respect to which Housing Unit Closings occurred during the period of four consecutive fiscal quarters ending on such date and (B) fifty percent (50%) of Adjusted Consolidated Tangible Net Worth as of such date.
     “Adjusted Consolidated Tangible Net Worth” means, at any date, (a) Consolidated Tangible Net Worth, plus (b) the lesser of (i) fifty percent (50%) of the Subordinated Indebtedness of Borrower and Guarantors (taken as a whole on a consolidated basis) and (ii) $100,000,000.
     “Adjusted LIBO Rate” means, with respect to any LIBOR Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Base LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for Lenders pursuant to Article XIII, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XIII.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by Lenders (or Swing Line Advances made by Swing Line Lender) to Borrower of the same Type and, in the case of a LIBOR Advance, for the same Interest Period.
     “Affected Lender” is defined in Section 2.23.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person beneficially owns (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
     “Aggregate Commitment” means the aggregate of the Commitments of all Lenders, as increased or reduced from time to time pursuant to the terms hereof. As of the date of this Agreement, the Aggregate Commitment is $1,250,000,000.
     “Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.
     “Agreement Accounting Principles” is defined in Section 12.9.

     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Letter of Credit Rate” means, as at any date of determination, a rate per annum equal to the Applicable LIBOR Rate Margin.
     “Applicable LIBOR Rate Margin” means, as at any date of determination, the margin indicated in Section 2.11 as then applicable in the determination of LIBOR Rates.
     “Applicable Unused Commitment Rate” means, as at any date of determination, the rate per annum indicated in Section 2.11 as then applicable in the determination of the Unused Commitment Fee under Section 2.5(a).
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means J.P. Morgan Securities Inc.
     “Article” means an article of this Agreement unless another document is specifically referenced.
     “Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 15.1(b)), and accepted by Administrative Agent, in the form of Exhibit G or any other form approved by Administrative Agent.
     “Authorized Officer” means any one or more of the Chairman, President, Senior Vice President or any Vice President, Chief Financial Officer, Treasurer, or other officer of Borrower or a Guarantor, as applicable, acting singly or together, in accordance with the applicable resolutions and bylaws of Borrower or such Guarantor.

     “Available Credit” means, at any date with respect to any Lender, the amount (if any) by which such Lender’s Commitment exceeds the sum of (i) the outstanding principal balance of such Lender’s Loans as of such date, plus (ii) such Lender’s ratable share (determined in accordance with Section 4.6) of the Facility LC Obligations as of such date, plus (iii) an amount equal to such Lender’s ratable share of the outstanding Swing Line Advances.
     “Average Daily Outstandings” means, for any quarter (or portion thereof), the sum of (i) the outstanding principal balance of the Loans (including the outstanding principal balance of the Swing Line Advances) plus (ii) the outstanding amount of the Facility Letters of Credit, all calculated for each day during the quarter (or portion thereof) for which the Unused Commitment Fee is being computed, divided by the number of days in that quarter (or portion thereof).
     “Bank One, Arizona” means Bank One, Arizona, N.A., in its capacity as an Issuing Bank under Section 4.4(f).
     “Bank One, Arizona LCs” is defined in Section 4.4(f).
     “Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.
     “Base LIBO Rate” means, with respect to any LIBOR Advance for any Interest Period, the rate appearing on Telerate Page 3750 (formerly the Dow Jones Market Service) or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Base LIBO Rate” with respect to such LIBOR Advance for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means M.D.C. Holdings, Inc., a Delaware corporation, its successors and assigns.
     “Borrowing Base” means, with respect to an Inventory Valuation Date for which it is to be determined, an amount equal to the sum (without duplication) of the following assets of Borrower and each Guarantor (but only to the extent that such assets are not subject to any Liens other than Permitted Liens):
     (i) the Receivables, multiplied by ninety percent (90%); plus

     (ii) the book value of Presold Units, multiplied by ninety percent (90%); plus
     (iii) the book value of Spec Units (other than such Spec Units, if any, as are excluded from the Borrowing Base pursuant to the provisions of Section 9.5), multiplied by eighty percent (80%); plus
     (iv) the book value of Model Units, multiplied by eighty percent (80%); plus
     (v) the book value of Finished Lots (other than such Finished Lots, if any, as are excluded from the Borrowing Base pursuant to the provisions of Section 9.4), multiplied by seventy percent (70%); plus
     (vi) the book value of Land Under Development (other than such Land Under Development, if any, as is excluded from the Borrowing Base pursuant to the provisions of Section 9.4), multiplied by fifty percent (50%); plus
     (vii) the book value of Entitled Land (other than such Entitled Land, if any, as is excluded from the Borrowing Base pursuant to the provisions of Section 9.4), multiplied by thirty percent (30%);
provided, however, that the aggregate (without duplication) of the amounts calculated pursuant to clauses (v), (vi) and (vii) shall not exceed at any time forty percent (40%) of the Borrowing Base.
     “Borrowing Base Certificate” means a written certificate in a form acceptable to Administrative Agent setting forth the amount of the Borrowing Base with respect to the calendar quarter most recently completed, certified as true and correct by an Authorized Officer of Borrower.
     “Borrowing Date” means a date on which an Advance is made hereunder.
     “Borrowing Notice” is defined in Section 2.8.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market, and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities.
     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     “Cash Equivalents” means:
     (a) U.S. Treasury bills and notes;
     (b) GNMA securities;
     (c) debt insured by other agencies guaranteed by the full faith and credit of the United States of America;
     (d) commercial paper rated either “A1” or better by S&P or “P1” by Moody’s;
     (e) Dutch Auction Preferred Stocks (DAP) rated either “AA” or better by S&P or “Aa2” or better by Moody’s;
     (f) certificates of deposit issued by commercial banks, savings banks or savings and loan associations whose short-term debt is rated either “A1” or better by S&P or “P1” or better by Moody’s, or if such an institution is a subsidiary whose short-term debt is unrated, then its parent corporation must have such a rating;
     (g) bankers acceptances issued by financial institutions that meet the requirements for certificates of deposit;
     (h) deposits in institutions having the same qualifications required for investments in certificates of deposit;
     (i) repurchase agreements collateralized by any otherwise acceptable collateral as defined above; and
     (j) money market accounts a majority of whose assets are composed of items described by any of the foregoing clauses (a) through (i) through brokerage firms deemed acceptable by Borrower’s management.
     “Change in Control” means (a) as to Borrower, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of Borrower, or (b) as to any Guarantor, the acquisition by any Person (except Borrower or one or more of the Guarantors), or two or more Persons acting in concert of any beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of any of the outstanding shares of voting stock of such Guarantor.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 3.1(b), by any Lending Installation of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     “Co-Agent” means each entity identified as such on the cover page of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Collateral Shortfall Amount” is defined in Section 11.1(a).
     “Commitment” means, for each Lender, the obligation of such Lender to make Loans, and to participate in the Facility Letters of Credit in accordance with Section 4.6(a), not exceeding the amount set forth in Schedule 2 or as set forth in any Commitment and Acceptance delivered pursuant to Section 2.5(d) or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 15.3.3, as such amount may be modified from time to time pursuant to the terms hereof.
     “Commitment and Acceptance” is defined in Section 2.5(d)(i).
     “Consolidated Indebtedness” means, at any date, the outstanding amount of all Indebtedness (including without limitation any Subordinated Indebtedness) of Borrower and Guarantors, without duplication, (taken as a whole on a consolidated basis in conformity with Agreement Accounting Principles). “Consolidated Indebtedness” shall specifically exclude Indebtedness of any Non-Guarantor Subsidiary.
     “Consolidated Interest Expense” means for any period, without duplication, the aggregate amount of interest which, in conformity with Agreement Accounting Principles, would be set opposite the caption “interest expense” or any like caption on a consolidated income statement for Borrower and Guarantors (specifically excluding the Non-Guarantor Subsidiaries), including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to Letters of Credit and bankers’ acceptance financing, the net costs associated with Rate Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premiums, if any, and all other noncash interest expense, other than interest and other charges amortized to cost of sales. Consolidated Interest Expense includes, with respect to Borrower and Guarantors (specifically excluding the Non-Guarantor Subsidiaries), without duplication, all interest included as a component of cost of sales for such period.
     “Consolidated Interest Incurred” means for any period, without duplication, the aggregate amount of interest which, in conformity with Agreement Accounting Principles, would be set opposite the caption “interest expense” or any like caption on a consolidated income statement for Borrower and Guarantors (specifically excluding the Non-Guarantor Subsidiaries), including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to Letters of Credit and bankers’ acceptance financing, the net costs associated with Rate Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales. Consolidated Interest Incurred includes, with respect to Borrower and Guarantors, without duplication, all capitalized interest for such period, all interest attributable to discontinued operations for such period to the extent not set forth on the income statement under the caption “interest expense” or any like caption, and all interest actually paid by Borrower or any Guarantor (specifically excluding the Non-Guarantor Subsidiaries) under any contingent obligation during such period.
     “Consolidated Net Income” means, for any period, the net income (or loss) of Borrower on a consolidated basis for such period taken as a single accounting period, determined in conformity with Agreement Accounting Principles.
     “Consolidated Senior Debt Borrowings” means, at any date, with respect to Borrower and Guarantors, without duplication (taken as a whole on a consolidated basis), the outstanding principal amount of all obligations described in clauses (i), (iv) or (viii) of the definition of “Indebtedness” (including the Obligations and the Senior Debt) calculated in accordance with Agreement Accounting Principles but excluding (i) Indebtedness of any Non-Guarantor Subsidiary, (ii) Indebtedness of Borrower to a Guarantor, a Guarantor to Borrower or a Guarantor to another Guarantor, (iii) any Subordinated Indebtedness and (iv) Indebtedness secured by collateral having a value in excess of the amount of such Indebtedness.
     “Consolidated Tangible Net Worth” means, at any date, (a) the stockholders’ equity of Borrower determined on a consolidated basis in conformity with Agreement Accounting Principles less (i) its consolidated Intangible Assets, and less (ii) loans and advances to directors, officers and employees of Borrower but excluding (A) loans for purposes of exercising options to purchase capital stock in Borrower to the extent not otherwise netted out in the determination of stockholders’ equity, and (B) any arms-length mortgage loans made by any Subsidiary in the ordinary course of such Subsidiary’s business, and (C) any advances made to employees in the ordinary course of business for travel and other items, and (D) other such loans and advances not to exceed $5,000,000 in the aggregate outstanding at any one time, all determined as of such date less (b) the Net Worth of the Non-Guarantor Subsidiaries (taken as a whole on a consolidated basis). For purposes of this definition “Intangible Assets” means the amount (to the extent reflected in determining such consolidated stockholders’ equity) of (1) all write-ups in the book value of any asset owned by Borrower or any Subsidiary, (2) any amount, however designated on the balance sheet, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of Borrower or any Subsidiary, (3) all unamortized debt discount, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items, and (4) all items that would be considered intangible assets under Agreement Accounting Principles.
     “Consolidated Tangible Net Worth Test” is defined in Section 9.1.
     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, a Guarantor or any of their respective Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Conversion/Continuation Notice” is defined in Section 2.9.
     “Coverage Test Failure Quarter” is defined in Section 9.2(b).

     “Dividend” means (i) any dividend paid or declared by Borrower or any Guarantor, as applicable; (ii) any purchase, redemption, retirement or other acquisition by Borrower or any Guarantor, as applicable, for value, or the setting aside of any funds or issuance of any warrants for such purpose, of any of the capital stock of Borrower or such Guarantor, as applicable, now or hereafter outstanding or any interest therein; and (iii) as to any Guarantor, any distribution of assets, properties, cash, rights, obligations or other consideration or securities of such Guarantor, directly or indirectly, to Borrower.
     “Documentation Agent” means each entity identified as such on the cover page of this Agreement.
     “Dollars” and the sign “$” mean lawful money of the United States of America.
     “EBITDA” means, for any period, without duplication, the following, all as determined on a consolidated basis for Borrower and Guarantors (specifically excluding the Non-Guarantor Subsidiaries) in conformity with Agreement Accounting Principles,
     (i) the sum of the amounts for such period of (a) Consolidated Net Income (specifically excluding for purposes of this definition net income of the Non-Guarantor Subsidiaries but including, however, any dividends and reimbursements of taxes paid by any Non-Guarantor Subsidiary to Borrower or any Guarantor), (b) Consolidated Interest Expense, (c) charges against income for all federal, state and local taxes, (d) depreciation expense, (e) amortization expense, (f) other non-cash charges and expenses, and (g) any losses arising outside of the ordinary course of business which have been included in the determination of such Consolidated Net Income, less
     (ii) any gains arising outside of the ordinary course of business which have been included in the determination of such Consolidated Net Income.
     “Entitled Land” means parcels of land owned by Borrower or any Guarantor which are zoned for the construction of single-family dwellings, whether detached or attached (excluding mobile homes); provided, however, that the term “Entitled Land” shall not include Land under Development, Finished Lots or any real property upon which the construction of Housing Units has commenced (as described in the definition of “Housing Unit”).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “Event of Default” means an event described in Article X after the expiration of any applicable cure or notice period provided in Article X.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the

Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.23), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 3.3(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.3(a).
     “Existing Letters of Credit” means, collectively, the Bank One, Arizona LCs and the Other Existing LCs.
     “Extension Request” is defined in Section 2.21(a).
     “Facility Increase Request” is defined in Section 2.5(d)(i).
     “Facility LC Collateral Account” is defined in Section 4.10.
     “Facility LC Obligations” means, at any date, the sum of (i) the aggregate undrawn face amount of all outstanding Facility Letters of Credit, plus (ii) the aggregate amount paid by an Issuing Bank on any Facility Letters of Credit to the extent (if any) not reimbursed by Borrower or by Lenders under Section 4.6.
     “Facility Letter of Credit” means each Existing Letter of Credit and any Letter of Credit issued by an Issuing Bank for the account of Borrower or any Guarantor in accordance with Article IV.
     “Facility Letter of Credit Fee” means a fee, payable with respect to each Facility Letter of Credit issued by an Issuing Bank, in an amount per annum equal to the product of (i) the Applicable Letter of Credit Rate (determined as of the date on which the quarterly installment of such fee is due) and (ii) the face amount of such Facility Letter of Credit. The Applicable Letter of Credit Rate shall be adjusted, as applicable, from time to time, effective on the first January 1, April 1, June 1 or October 1 to occur on or after any change in the Applicable LIBOR Rate Margin.
     “Facility Maturity Date” means March 21, 2011 as the same may be extended as provided in Section 2.21.
     “Facility Termination Date” means the earlier of (i) the Facility Maturity Date, or (ii) the last day of the Term Out Period (if applicable) then in effect, as calculated pursuant to Section 2.22.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Covenant Test” means each of the Consolidated Tangible Net Worth Test and the Leverage Test. Neither the covenant set forth in Section 9.3 nor the Land-Owned Test or Spec Unit Inventory Test shall constitute a Financial Covenant Test.
     “Finished Lots” means parcels of land owned by Borrower or any Guarantor which are duly recorded and platted for the construction of single-family dwelling units, whether detached or attached (but excluding mobile homes) and zoned for such use, with respect to which all requisite governmental consents and approvals required for a building permit to be issued have been, or could be, obtained; provided, however, that the term “Finished Lots” shall not include any real property upon which the construction of a Housing Unit has commenced (as described in the definition of “Housing Unit”).
     “Fitch” means Fitch, Inc.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in effect from time to time, consistently applied.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantors” means M.D.C. LAND CORPORATION, a Colorado corporation, RAH OF FLORIDA, INC., a Colorado corporation, RAH OF TEXAS, LP, a Colorado limited partnership, RAH TEXAS HOLDINGS, LLC, a Colorado limited liability company, RICHMOND AMERICAN CONSTRUCTION, INC., a Delaware corporation, RICHMOND AMERICAN HOMES OF ARIZONA, INC., a Delaware corporation, RICHMOND AMERICAN HOMES OF CALIFORNIA, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF COLORADO, INC., a Delaware corporation, RICHMOND AMERICAN HOMES OF DELAWARE, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF FLORIDA, LP, a Colorado limited partnership, RICHMOND AMERICAN HOMES OF ILLINOIS, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF MARYLAND, INC., a Maryland corporation, RICHMOND AMERICAN HOMES OF NEVADA, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF NEW JERSEY, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF

PENNSYLVANIA, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF TEXAS, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF UTAH, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF VIRGINIA, INC., a Virginia corporation, RICHMOND AMERICAN HOMES OF WEST VIRGINIA, INC., a Colorado corporation, and any Subsidiary that shall hereafter become a Guarantor in accordance with Section 7.11 hereof, and any successors and assigns of any of the foregoing. “Guarantor” means any one of the Guarantors.
     “Guaranty” means the Second Amended and Restated Guaranty, in substantially the form of Exhibit A hereto, duly executed by the Guarantors, as the same may be supplemented, amended or modified and in effect from time to time.
     “Housing Unit” means a single-family dwelling (where construction has commenced), whether detached or attached (including condominiums but excluding mobile homes), including the parcel of land on which such dwelling is located, that is or will be available for sale by Borrower or a Guarantor. The construction of a Housing Unit shall be deemed to have commenced upon commencement of the trenching for the foundation of the Housing Unit. Each “Housing Unit” is either a Presold Unit, a Spec Unit or a Model Unit.
     “Housing Unit Closing” means a closing of the sale of a Housing Unit by Borrower or a Guarantor to a bona fide purchaser for value.
     “Increase Date” is defined in Section 2.5(d)(ii).
     “Indebtedness” of a Person means, without duplication, such Person’s
     (i) obligations for borrowed money,
     (ii) obligations representing the deferred purchase price of Property or services (other than (A) trade accounts payable and accrued expenses arising or occurring in the ordinary course of such Person’s business, and (B) obligations evidenced by the Permitted Liens described in clause (vi) of the definition of Permitted Liens),
     (iii) obligations, whether or not assumed, secured by Liens on, or payable out of the proceeds or production from, Property now or hereafter owned or acquired by such Person (other than the obligations evidenced by the Permitted Liens described in clause (vi) of the definition of Permitted Liens),
     (iv) obligations which are evidenced by notes, bonds, debentures, or other similar instruments,
     (v) Capitalized Lease Obligations,
     (vi) net liabilities under Rate Hedging Obligations,
     (vii) all liabilities and obligations of others of the kind described in clauses (i) through (vi) and (viii) that such Person has guaranteed, or that are secured by Liens on Property now or hereafter owned or acquired by such Person (other than the obligations evidenced by the Permitted Liens described in clause (vi) of the definition of Permitted Liens) or that are otherwise the legal liability of such Person,
     (viii) reimbursement obligations for which such Person is obligated with respect to a Letter of Credit (which shall be included in the face amount of such Letter of Credit, whether or not such reimbursement obligations are due and payable), provided, however, that Letters of Credit supporting performance obligations shall not be included in Indebtedness unless and until such Letter of Credit is drawn upon, and
     (ix) a pro rata share of the Indebtedness of any joint venture in which such Person holds an interest.
Indebtedness includes, without limitation, in the case of Borrower, the Obligations (subject to clause (viii) above) and the obligations evidenced by the Senior Notes and the documents executed in connection therewith.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indenture” means that certain Senior Debt Securities Indenture, dated as of December 3, 2002 between Borrower and U.S. Bank National Association (the “Base Indenture”), as supplemented by (i) that certain Supplemental Indenture dated December 3, 2002 relating to the issuance of the 7.0% Senior Notes (as that term is defined in the definition of “Senior Notes”), (ii) that certain Supplemental Indenture dated May 19, 2003 relating to the issuance of the 5.5% Senior Notes (as that term is defined in the definition of “Senior Notes”), (iii) that certain Second Supplemental Indenture dated September 29, 2003 relating to the 7.0% Senior Notes, (iv) that certain Second Supplemental Indenture dated September 29, 2003 relating to the 5.5% Senior Notes, (v) that certain Third Supplemental Indenture dated February 12, 2004 relating to the 7.0% Senior Notes, (vi) that certain Third Supplemental Indenture dated as of February 12, 2004 relating to the 5.5% Senior Notes, (vii) that certain Supplemental Indenture dated as of October 6, 2004 relating to Medium Term Senior Notes, including the 5.375% Medium Term Senior Notes due 2014 (as that term is defined in the definition of “Senior Notes”), (viii) that certain Pricing Supplement No. 1 relating to the 5.375% Medium Term Senior Notes due 2014, (ix) that certain Pricing Supplement No. 2 relating to the 5.375% Medium Term Senior Notes due 2015 (as defined in the definition of “Senior Notes”), (x) that certain Amendment No. 1 dated July 20, 2005 to the Supplemental Indenture dated as of October 6, 2004 and (xi) that certain Amendment No. 2 dated January 9, 2006 to the Supplemental Indenture dated as of October 6, 2004 pursuant to which the Senior Notes were issued.
     “Interest Coverage Test” is defined in Section 9.2(b).
     “Interest Period” means, with respect to a LIBOR Advance, a period of one, two, three or six months commencing on a Business Day selected by Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such

Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. No Interest Period shall extend beyond the Facility Termination Date (or, if the provisions of Section 2.21(c) apply, the Previous Maturity Date).
     “Inventory Valuation Date” means the last day of the most recent calendar month with respect to which a Borrower is required to have delivered a Borrowing Base Certificate pursuant to Section 7.1(vi) hereof.
     “Investment” of a Person means any loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business), or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership, joint venture or limited liability company interests, notes, debentures or other securities of any other Person made by such Person.
     “Investment Grade Rating” means a rating of Borrower’s senior unsecured public debt of Baa3 (or higher) from Moody’s or BBB- (or higher) from S&P.
     “Issuance Date” means the date on which a Facility Letter of Credit is issued, amended or extended.
     “Issuing Bank” means (i) solely with respect to the Bank One, Arizona LCs, Bank One, Arizona, (ii) solely with respect to the Other Existing LCs, the Prior Issuing Banks, and (iii) with respect to all Facility Letters of Credit issued after the date hereof, JPMorgan Chase Bank or such other Lender as Borrower, Administrative Agent and such other Lender may agree upon, that may from time to time issue Facility Letters of Credit.
     “JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A., in its individual capacity, and its successors and assigns.
     “Land-Owned Test” is defined in Section 9.4.
     “Land Under Development” means parcels of land owned by Borrower or any Guarantor which are zoned for the construction of single-family dwelling units, whether attached or detached (excluding mobile homes) and upon which the construction of site improvements has commenced and is proceeding; provided, however, that the term “Land Under Development” shall not include (i) Finished Lots, (ii) Entitled Land, (iii) any real property upon which the construction of a Housing Unit has commenced, or (iv) vacant land held by Borrower or any Guarantor for future development or sale and designated as inactive land in the footnotes to Borrower’s or such Guarantor’s financial statements.
     “Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.
     “Lending Installation” means, with respect to a Lender or Administrative Agent, any office, branch, banking subsidiary of the holding company of a Lender or Administrative Agent, or banking Affiliate of such Lender or Administrative Agent located in each event in the United States.

     “Letter of Credit” means a letter of credit or similar instrument which is issued by a financial institution upon the application of a Person or upon which such Person is an account party or for which such Person is in any way liable.
     “Leverage Ratio” means, at any date, the ratio (expressed as a percentage) of (i) Consolidated Indebtedness to (ii) the sum of Consolidated Indebtedness and Adjusted Consolidated Tangible Net Worth.
     “Leverage Test” is defined in Section 9.2(a).
     “LIBOR Advance” means an Advance which bears interest at a LIBOR Rate.
     “LIBOR Loan” means a Loan which bears interest at a LIBOR Rate.
     “LIBOR Rate” means, with respect to a LIBOR Advance for the relevant Interest Period, the sum of (i) the Adjusted LIBO Rate applicable to such Interest Period, plus (ii) the Applicable LIBOR Rate Margin. The LIBOR Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment (the purpose of which is to grant a security interest), deposit arrangement (the purpose of which is to grant a security interest), encumbrance or other security agreement or arrangement of any kind or nature whatsoever the purpose of which is to grant a security interest, whether or not filed or recorded or otherwise perfected (including the interest of a vendor or lessor under any conditional sale, any Capitalized Lease or any lease deemed to constitute a security interest or any other title retention agreement).
     “Loan” means, with respect to a Lender, such Lender’s portion of any Advance. For purposes of a Swing Line Advance, Swing Line Lender’s portion of such Advance is 100%.
     “Loan Documents” means this Agreement, the Notes, any Reimbursement Agreements and the Guaranty.
     “Managing Agent” means each entity identified as such on the cover page of this Agreement.
     “Material Adverse Effect” means a material adverse effect, based on commercially reasonable standards, on (i) the business, Property, condition (financial or otherwise), or results of operations of Borrower and Guarantors, taken as a whole, (ii) the ability of Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability under applicable law of any of the Loan Documents or the rights or remedies of Administrative Agent, Lenders or any Issuing Bank thereunder (other than as to clause (iii), a Material Adverse Effect resulting solely from the acts or omissions of Administrative Agent and/or any Lender(s)). Items disclosed by Borrower in its form 10-Q and form 10-K or any other filings with the Securities and Exchange Commission shall not be deemed to have a Material Adverse Effect solely because of such disclosure, and the existence and content of such disclosure shall not be prima facie evidence of a Material Adverse Effect.

     “Model Unit” means a Housing Unit constructed initially for inspection by prospective purchasers that is not intended to be sold until all or substantially all other Housing Units in the applicable subdivision are sold.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement as described in Section 3(37) of ERISA to which Borrower, any Guarantor or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
     “Net Worth” means, at any date as to each Non-Guarantor Subsidiary (taken as a whole on a consolidated basis), the sum of (A) all stockholders’ equity of such Non-Guarantor Subsidiary, less (B) all loans or advances made by such Subsidiary to Borrower or any Guarantor and outstanding at such date, all as determined in conformity with Agreement Accounting Principles.
     “New Lender” is defined in Section 2.5(d)(i).
     “Non-Guarantor Subsidiary” means each Subsidiary of Borrower that is not a Guarantor. The Non-Guarantor Subsidiaries as of the date of this Agreement are listed on Schedule 1.
     “Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person (i) for which the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within ninety (90) days after the acquisition of such property and for which no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness, or (ii) that refinances Indebtedness described in clause (i) and for which the recourse is limited to the same extent described in clause (i).
     “Note” means a promissory note, in substantially the form of Exhibit B hereto, duly executed by Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Notes, the Facility LC Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of Borrower to Lenders or to any Lender, Administrative Agent, any Issuing Bank or any indemnified party hereunder arising under the Loan Documents.
     “Other Existing LCs” is defined in Section 4.4(g).
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “Participants” is defined in Section 15.1(c).

     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Permitted Leverage Ratio” means, at the date hereof, 55%, as such amount may hereafter be adjusted from time to time as provided in Sections 9.2(b) and 9.2(c).
     “Permitted Liens” means, as to Borrower or any Guarantor, any of the following:
     (i) Liens for taxes, assessments or governmental charges or levies on Borrower’s or such Guarantor’s Property if the same (A) shall not at the time be delinquent or thereafter can be paid without penalty, or (B) are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been established on Borrower’s or such Guarantor’s books in accordance with Agreement Accounting Principles.
     (ii) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’ and materialmen’s Liens and other similar Liens arising in the ordinary course of business with respect to amounts that either (A) are not yet delinquent, or (B) are delinquent but are being contested in a timely manner in good faith by appropriate proceedings and for which adequate reserves shall have been established on Borrower’s or Guarantor’s books in accordance with Agreement Accounting Principles.
     (iii) Utility easements, rights of way, zoning restrictions, covenants, reservations, and such other burdens, encumbrances or charges against real property, or other minor irregularities of title, as are of a nature generally existing with respect to properties of a similar character and which do not in any material way interfere with the use thereof or the sale thereof in the ordinary course of business of Borrower or such Guarantor.
     (iv) Easements, dedications, assessment district or similar Liens in connection with municipal financing and other similar encumbrances or charges, in each case reasonably necessary or appropriate for the development of real property of Borrower or such Guarantor, and which are granted in the ordinary course of the business of Borrower or such Guarantor, and which in the aggregate do not materially burden or impair the fair market value or use of such real property (or the project to which it is related) for the purposes for which it is or may reasonably be expected to be held.
     (v) Any option or right of first refusal to purchase real property granted to the master developer or the seller of real property that arises as a result of the non-use or non-development of such real property by Borrower or such Guarantor.
     (vi) Any agreement or contract to participate in the income or revenue or to pay lot premiums, in each case derived from the sale of Housing Units and granted in the ordinary course of business to the seller of the real property upon which the Housing Unit is constructed.
     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Borrower, any Guarantor or any member of the Controlled Group may have any liability.
     “Presold Unit” means a Housing Unit owned by Borrower or any Guarantor that is subject to a bona fide written agreement between Borrower or such Guarantor and a third Person purchaser for sale in the ordinary course of Borrower’s or such Guarantor’s business of such Housing Unit and the related lot, accompanied by a cash earnest money deposit or down payment in an amount that is customary, and subject only to ordinary and customary contingencies to the purchaser’s obligation to buy the Housing Unit and related lot.
     “Previous Maturity Date” is defined in Section 2.21(c).
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Administrative Agent, as its prime rate in effect at its principal office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Prior Credit Agreement” is defined in Recital A.
     “Prior Issuing Banks” means those Lenders party to the Prior Credit Agreement that have issued the Other Existing LCs.
     “Prior Lenders” means the “Lenders” as defined in the Prior Credit Agreement.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Public Indebtedness” means Indebtedness evidenced by notes, debentures, or other similar instruments issued after the date of this Agreement pursuant to either (i) a registered public offering or (ii) a private placement of such instruments in accordance with an exemption from registration under the Securities Act of 1933 and/or the Securities Exchange Act of 1934 or similar law.
     “Rating” means the second highest of the publicly announced ratings of the Borrower’s senior unsecured debt by Moody’s, S&P and Fitch.
     “Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

     “Receivables” means the net proceeds payable to, but not yet received by, Borrower or any Guarantor following a Housing Unit Closing.
     “Refinancing Indebtedness” means Indebtedness that refunds, refinances or extends any Indebtedness (or that refunds, refinances or extends any refund, refinancing or extension of such Indebtedness), but only to the extent that
     (i) the Refinancing Indebtedness is subordinated to or pari passu with the Obligations (or a Guarantor’s obligations under its Guaranty, as applicable) to the same extent as the Indebtedness being refunded, refinanced or extended,
     (ii) the Refinancing Indebtedness is scheduled to mature no earlier than the then current maturity date of such Indebtedness,
     (iii) such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the sum of the aggregate amount then outstanding plus all amounts committed but undisbursed under the Indebtedness being refunded, refinanced or extended,
     (iv) the Person or Persons liable for the payment of such Refinancing Indebtedness are the same Person or Persons (or successor(s) thereto) that were liable for the Indebtedness being refunded, refinanced or extended when such Indebtedness was initially incurred, and
     (v) such Refinancing Indebtedness is incurred within 120 days after the Indebtedness being refunded, refinanced or extended is so refunded, refinanced or extended.
     “Register” is defined in Section 15.1(b)(iv).
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
     “Reimbursement Agreement” means, with respect to a Facility Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as an Issuing Bank may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by such Issuing Bank and Borrower and as are not materially adverse (in the reasonable judgment of such Issuing Bank and Administrative Agent) to the interests of Lenders; provided, however, in the event of any conflict between the terms of any Reimbursement Agreement and this Agreement, the terms of this Agreement shall control.
     “Rejecting Lender” is defined in Section 2.21(b).
     “Related Business” means any of the following lines of business or business activity of the type conducted by Borrower, Guarantors and their Subsidiaries on the date hereof: (i) the home building business, (ii) the residential mortgage loan business, (iii) the real estate development business, (iv) the title insurance agency and settlement business, and (v) the insurance agency business.
     “Related Parties” is defined in Section 12.7.
     “Replacement Lender” is defined in Section 2.23.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or waiver of the funding requirements under Section 412(d) of the Code.
     “Required Lenders” means Lenders in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66-2/3% of the aggregate unpaid principal amount of the outstanding Advances.
     “S&P” means Standard & Poor’s Ratings Services.
     “SEC Filing” means any form 10-K, form 10-Q or form 8-K of Borrower hereafter filed by Borrower with the Securities and Exchange Commission and delivered to Administrative Agent pursuant to Section 7.1(xii).
     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.
     “Senior Debt” means the Senior Notes or, if the Senior Notes are refinanced, the Refinancing Indebtedness with respect thereto.
     “Senior Managing Agent” means each entity identified as such on the cover page of this Agreement.
     “Senior Notes” means (a) the 7.0% Senior Notes due 2012 of Borrower issued in the original principal amount of $150,000,000 pursuant to the Indenture (the “7% Senior Notes”), (b)

the 5.5% Senior Notes due 2013 of Borrower issued in the original principal amounts of $150,000,000 and $200,000,000, respectively, pursuant to the Indenture (the “5.5% Senior Notes”), (c) the 5.375% Medium Term Senior Notes due 2014 of Borrower issued in the original principal amount of $250,000,000 pursuant to the Indenture (the “5.375% Medium Term Senior Notes due 2014”) and (d) the 5.375% Medium Term Senior Notes due 2015 of Borrower issued in the original principal amount of $250,000,000 pursuant to the Indenture (the “5.375% Medium Term Senior Notes due 2015”).
     “Significant Subsidiary” means any Non-Guarantor Subsidiary that has a Net Worth equal to or exceeding $1,000,000.00.
     “Single Employer Plan” means a Plan maintained by Borrower, any Guarantor or any member of the Controlled Group for employees of Borrower, any Guarantor or any member of the Controlled Group.
     “Spec Unit” means any Housing Unit owned by Borrower or any Guarantor that is not a Presold Unit or a Model Unit.
     “Spec Unit Inventory Test” is defined in Section 9.5.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subordinated Indebtedness” means any Indebtedness of Borrower or any Guarantor (a) which has a maturity date that is later than the Facility Maturity Date and (b) the payment of which Indebtedness is subordinated to payment of the Obligations or to such Guarantor’s Guaranty of the Obligations (as applicable) to the satisfaction of the Required Lenders. Subordinated Indebtedness shall specifically not include Indebtedness of any Guarantor to Borrower or Borrower to any Guarantor.
     “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power for the election of the board of directors of which shall at the time be beneficially owned (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a direct or indirect Subsidiary of Borrower.
     “Substantial Portion” means, with respect to the Property of Borrower and Guarantors, taken as a whole, Property which represents more than 10% of Consolidated Tangible Net Worth, as would be shown in the consolidated financial statements of Borrower as of the beginning of the fiscal quarter in which such determination is made.
     “Swing Line Advances” has the meaning set forth in Section 2.19.
     “Swing Line Advance Maturity Date” means that day that is the second Business Day following the date in which a Swing Line Advance was funded by Swing Line Lender.
     “Swing Line Lender” means JPMorgan Chase Bank.
     “Syndication Agent” means each entity identified as such on the cover page of this Agreement.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Term Out Date” is defined in Section 2.22(a).
     “Term Out Period” means the period of time commencing on the Term Out Date and expiring on the Facility Termination Date.
     “Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or , if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.
     “Transferee” is defined in Section 15.2.
     “Type” means, with respect to any Advance, its nature as an ABR Advance or LIBOR Advance.
     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of the assets of such Plans allocable to such benefits, all determined as of the then most recent valuation date for such Plans, using the actuarial methods and assumptions utilized in the actuarial report for each such Plan as of such date.
     “Unmatured Event of Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
     “Unused Commitment” means, at any date with respect to any Lender, the amount (if any) by which such Lender’s Commitment exceeds the sum of (i) the outstanding principal balance of such Lender’s Loans as of such date (including, in the case of Swing Line Lender, the Swing Line Advances), plus (ii) such Lender’s ratable share (determined in accordance with Section 4.6) of the outstanding amount of the Facility Letters of Credit.
     “Unused Commitment Fee” means a fee payable by Borrower to each Lender with respect to such Lender’s Unused Commitment, calculated in accordance with Section 2.5(a).
     “Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities (or the power to elect the board of directors) of which shall at the time be beneficially owned (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture, limited liability company or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
THE CREDITS
          2.1 Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to Borrower and to participate in Facility Letters of Credit (as provided in Article IV) from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment; provided, however, that (i) a Lender shall not be required to make any Loan or Loans in excess of the amount of such Lender’s then Available Credit, and (ii) at any time at which Borrower does not have an Investment Grade Rating, the aggregate principal amount of all Consolidated Senior Debt Borrowings outstanding at any time and from time to time shall not exceed the Borrowing Base determined as of the most recent Inventory Valuation Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.
          2.2 Required Payments. Any outstanding Advances and all other unpaid Obligations shall be paid in full by Borrower on the Facility Termination Date. Additionally, if for any reason at any time either (i) the principal amount of all Advances plus the aggregate amount of the Facility LC Obligations outstanding exceeds the Aggregate Commitment, or (ii) at any time at which Borrower does not have an Investment Grade Rating, the aggregate principal amount of all Consolidated Senior Debt Borrowings exceeds the Borrowing Base determined as of the most recent Inventory Valuation Date, then Borrower shall, within five (5) Business Days after notice from Administrative Agent, make a payment to Administrative Agent for the benefit of Lenders in an amount equal to such excess principal amount.
          2.3 Ratable Loans. Each Advance hereunder, including without limitation, any Advance made by Lenders pursuant to Section 2.19(d), but excluding Swing Line Advances, shall consist of Loans made by the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. Swing Line Advances shall consist of Loans made by Swing Line Lender.
          2.4 Types of Advances. The Advances may be ABR Advances or LIBOR Advances, or a combination thereof, selected by Borrower in accordance with Sections 2.8 and 2.9.
          2.5 Fees; Reduction and Increase in Commitment.
     (a) Unused Commitment Fee. Borrower agrees to pay to Administrative Agent for the account of Lenders an Unused Commitment Fee, at a rate per annum equal to the Applicable Unused Commitment Rate, calculated on the basis of a 360-day year in accordance with this Section from the date hereof and to and including the Facility Termination Date, and payable quarterly in arrears on the first day of each January, April, July and October hereafter and on the Facility Termination Date. For each quarter (or portion thereof), the Unused Commitment Fee shall be equal to (A) the average daily Aggregate Commitment during such quarter (or portion thereof) minus (B) the Average Daily Outstandings for such quarter (or portion thereof), with the resulting number multiplied by (C) the Applicable Unused Commitment Rate, and the final product divided by (D) four (4). Each Lender (including Swing Line Lender) shall be entitled to a share of the Unused Commitment Fee in the proportion that (x) such Lender’s average daily Unused Commitment for such quarter (or portion thereof) bears to (y) the average daily aggregate Unused Commitments of all Lenders for such quarter (or portion thereof). If the Unused Commitment Fee is being computed for less than a full quarter, the number used in clause (D) above shall be computed on a daily basis for the number of days for which the fee is being computed. The Unused Commitment Fee shall continue to be payable during the Term Out Period. All accrued Unused Commitment Fees shall be payable on the effective date of any termination of the obligations of Lenders to make Loans hereunder.
     (b) Extension Fee. If the Facility Maturity Date is extended pursuant to the provisions of Section 2.21, then Borrower shall pay an extension fee for each such extension as provided in Section 2.21(d).
     (c) Reductions in Aggregate Commitment. Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among Lenders (in proportion to the ratio that their respective Commitment bear to the Aggregate Commitment) in integral multiples of $5,000,000 at any time or from time to time, upon at least three (3) Business Days’ written notice to Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the sum of (i) the aggregate principal amount of the outstanding Advances plus (ii) the Facility LC Obligations.
     (d) Increases in Aggregate Commitment.
     (i) Subject to the provisions of this Section 2.5(d)(i) and Section 2.5(d)(v), Borrower may, at any time and from time to time, request (“Facility Increase Request”), by notice to Administrative Agent, Administrative Agent’s approval of an increase of the Aggregate Commitment within the limitations hereinafter set forth, which Facility Increase Request shall set forth the amount of such requested increase. Within twenty (20) days of such Facility Increase Request, Administrative Agent shall advise Borrower of its approval or disapproval thereof; failure to so advise Borrower shall constitute disapproval. Upon approval of Administrative Agent, the Aggregate Commitment may be so increased either by having financial institutions (other than Lenders then holding a Commitment hereunder) approved by Borrower and Administrative Agent (“New Lenders”) become Lenders hereunder and/or by having any one or more of Lenders then holding a Commitment hereunder (at their respective election in their sole discretion) that have been approved by Borrower and Administrative Agent increase the amount of their Commitments (any such Lender that elects to increase its Commitment and any New Lender being hereinafter referred to as a “Additional Lender”), provided that (A) unless otherwise agreed by Borrower and Administrative Agent, the Commitment of any New Lender shall not be less than $10,000,000 (and, if in excess thereof, in integral multiples of $5,000,000), (B) unless otherwise agreed by Borrower and Administrative Agent, the increase in the Commitment of any Lender shall be not less than $10,000,000 (and, if in excess thereof, in integral multiples of $5,000,000); (C) the Aggregate Commitment shall not exceed $1,750,000,000; (D) Borrower and each Additional Lender shall have executed and delivered a commitment and acceptance (the “Commitment and Acceptance”) substantially in the form of Exhibit C hereto, and Administrative Agent shall have accepted and executed the same; (E) Borrower shall have executed and delivered to Administrative Agent a Note or Notes payable to the order of each Additional Lender, each such Note to be in the amount of such Additional Lender’s Commitment or increased Commitment (as applicable); (F) Borrower shall have delivered to Administrative Agent an opinion of counsel and certificate of Borrower’s general counsel (substantially similar to the forms of opinion attached hereto as Exhibit E, modified to apply to the increase in the Aggregate Commitment and each Note and Commitment and Acceptance executed and delivered in connection therewith); (G) Guarantors shall have consented in writing to the new Commitments or increases in Commitments (as applicable) and shall have agreed that their Guaranties continue in full force and effect; and (H) Borrower and each Additional Lender shall otherwise have executed and delivered such other instruments and documents as Administrative Agent shall have reasonably requested in connection with such new Commitment or increase in the Commitment (as applicable). The form and substance of the documents required under clauses (D) through (H) above shall be fully acceptable to Administrative Agent. Administrative Agent shall promptly provide written notice to Lenders following any such increase in the Aggregate Commitment hereunder and shall promptly furnish to Lenders copies of the documents required under clauses (D), (F), (G) and (H) above.
     (ii) On the effective date of any increase in the Aggregate Commitment pursuant to the provisions hereof (“Increase Date”), which Increase Date shall be mutually agreed upon by Borrower, each Additional Lender and Administrative Agent, each Additional Lender shall make a payment to Administrative Agent in an amount sufficient, upon the application of such payments by all Additional Lenders to the reduction of the outstanding ABR Advances held by Lenders, to cause the principal amount outstanding under the ABR Loans made by all Lenders (including any Additional Lender) to be in the proportion of their respective Commitments (as of such Increase Date). Borrower hereby irrevocably authorizes each Additional Lender to fund to Administrative Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding ABR Loans held by each Lender, and each such payment shall constitute an ABR Loan hereunder. Such Additional Lender shall not participate in any LIBOR Advances that are outstanding on the Increase Date, but, if Borrower shall at any time on or after such Increase Date convert or continue any LIBOR Advance outstanding on such Increase Date, Borrower shall be deemed to repay such LIBOR Advance on the date of the conversion or continuation thereof and then to reborrow as a LIBOR Advance a like amount on such date so that each Additional Lender shall make a LIBOR Loan on such date in its pro rata share of such LIBOR Advance. Each Additional Lender shall also make a Loan in the amount of its pro rata share of all Advances made on or after such Increase Date and shall otherwise have all of the rights and obligations of a Lender hereunder on and after such Increase Date. Notwithstanding the foregoing, upon the occurrence of an Event of Default prior to the date on which an Additional Lender is holding Loans equal to its pro rata share of all Advances hereunder, such Additional Lender shall, upon notice from Administrative Agent, on or after the date on which the Obligations are accelerated or become due following such Event of Default, pay to Administrative Agent (for the account of the other Lenders, to which Administrative Agent shall pay their pro rata shares upon receipt) a sum equal to such Additional Lender’s pro rata share of each Advance then outstanding with respect to which such Additional Lender does not then hold a Loan equal to its pro rata share thereof.
     (iii) On the Increase Date and the making of the Loans by an Additional Lender in accordance with the provisions of the first sentence of Section 2.5(d)(ii), such Additional Lender shall also be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, from Lenders party to this Agreement immediately prior to the Increase Date, an undivided interest and participation in any Facility Letter of Credit then outstanding, ratably, such that all Lenders (including each Additional Lender) hold participation interests in each such Facility Letter of Credit in the proportion of their respective Commitments (as so increased).
     (iv) Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of any Lender to increase its Commitment hereunder at any time or a commitment or agreement on the part of Borrower or Administrative Agent to give or grant any Lender the right to increase its Commitment hereunder at any time.
     (v) Notwithstanding anything to the contrary contained herein, Borrower may not request an increase in the Aggregate Commitment during the Term Out Period, and, if Borrower has requested an increase in the Aggregate Commitment prior to the Term Out Period but the Term Out Period commences prior to the effective date of such increase, such increase shall not take effect. Notwithstanding anything to the contrary contained herein, no increase of the Aggregate Commitment may be effected under this Section 2.5(d) if (x) an Unmatured Event of Default or Event of Default shall be in existence on the effective date of such increase or would occur after giving effect thereto or (y) any representation or warranty made or deemed made by Borrower in any Loan Document or any Guarantor in any Guaranty is not (or would not be) true or correct in any material respect on the effective date of such increase (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date).
          2.6 Minimum Amount of Each Advance. Except with respect to Swing Line Advances, each Advance shall be in the minimum amount of $2,000,000 (and in multiples of $1,000,000 if in excess thereof).
          2.7 Optional Principal Payments. Borrower may at any time or from time to time pay, without penalty or premium, all ABR Advances outstanding with respect to Borrower, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof (except with respect to Swing Line Advances), any portion of the outstanding ABR Advances upon one (1) Business Day’s prior notice to Administrative Agent. Borrower may, (i) upon one (1) Business Days’ prior notice to Administrative Agent, pay, without penalty or premium, any LIBOR Advance in full on the last day of the Interest Period for such LIBOR Advance, and (ii) upon three (3) Business Days’ prior notice to Administrative Agent, prepay any LIBOR Advance in full prior to the last day of the Interest Period for such LIBOR Advance, provided that Borrower shall also pay at the time of such prepayment all amounts payable with respect thereto pursuant to Section 3.2 hereof.
          2.8 Method of Selecting Types and Interest Periods for New Advances. Borrower shall select the Type of Advance and, in the case of each LIBOR Advance, the Interest Period applicable to each Advance from time to time. Borrower shall give Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form of Exhibit D not later than (a) 11:00 a.m., New York time, on the Borrowing Date of each ABR Advance (except a Swing Line Advance), (b) 1:00 p.m., New York time, three (3) Business Days before the Borrowing Date of each

LIBOR Advance, and (c) 3:00 p.m., New York time, on the Borrowing Date of each Swing Line Advance, specifying:
     (i) the Borrowing Date, which shall be a Business Day, of such Advance,
     (ii) whether the Advance is a Swing Line Advance,
     (iii) the aggregate amount of such Advance,
     (iv) except in the case of a Swing Line Advance, the Type of Advance selected; provided, however, that the aggregate number of LIBOR Advances outstanding at any one time shall not exceed five (5), and
     (v) in the case of each LIBOR Advance, the Interest Period applicable thereto.
Not later than 1:00 p.m., New York time, on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available to Administrative Agent at its address specified pursuant to Article XVI. Administrative Agent will make the funds so received from Lenders available to the applicable Borrower at Administrative Agent’s aforesaid address. Disbursements of Advances (other than Swing Line Advances) may be made not more frequently than one time per Business Day. Disbursements of all Swing Line Advances to Borrower may be made not more frequently than one time per Business Day, or on a more frequent basis as Swing Line Lender may agree. Interest on all Advances shall be calculated on the basis of a 360-day year, based on the actual days elapsed.
          2.9 Conversion and Continuation of Outstanding Advances. ABR Advances shall continue as ABR Advances unless and until such ABR Advances are converted into LIBOR Advances. Each LIBOR Advance shall continue as a LIBOR Advance until the end of the then applicable Interest Period therefor, at which time such LIBOR Advance shall be automatically converted into a ABR Advance unless Borrower shall have given Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such LIBOR Advance either continues as a LIBOR Advance for the same or another Interest Period or be repaid. Subject to the terms of Section 2.6, Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided, however, that any conversion of any LIBOR Advance may be made on, and only on, the last day of the Interest Period applicable thereto, and further provided that the aggregate number of LIBOR Advances outstanding at any one time shall not exceed five (5).
     Borrower shall give Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a LIBOR Advance not later than 11:00 a.m., New York time on the day of conversion into an ABR Advance, or 1:00 p.m., New York time, at least three (3) Business Days prior to the conversion into or continuation of a LIBOR Advance, specifying:
     (i) the requested date which shall be a Business Day, of such conversion or continuation;

     (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and
     (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Advance, the Interest Period applicable thereto.
          2.10 Changes in Interest Rate, etc. Each ABR Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Advance into an ABR Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a LIBOR Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Alternate Base Rate for such day. Changes in the rate of interest on any Advance maintained as an ABR Advance will take effect simultaneously with each change in the Alternate Base Rate. Each LIBOR Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Advance. No Interest Period may end after the Facility Termination Date.
     2.11 Determination of Applicable LIBOR Rate Margin and Applicable Unused Commitment Rate.
     (a) Pricing Grid. The Applicable LIBOR Rate Margin and the Applicable Unused Commitment Rate shall be determined by reference to (i) the Rating and (ii) the Leverage Ratio in accordance with the following table:

	LEVEL I	LEVEL II	LEVEL III	LEVEL IV
Rating	BBB+/Baa1 or higher	BBB/Baa2	BBB-/Baa3	BB+/Ba1 or below or no Rating
Leverage Ratio	Less than or equal to 30%	Greater than 30% and less than or equal to 40%	Greater than 40% and less than or equal to 50%	Greater than 50%
Applicable LIBOR Rate Margin	0.50%	0.625%	0.75%	1.00%
Applicable Unused Commitment Rate	0.125%	0.15%	0.175%	0.20%
     In the event of a difference of one level between (x) the Leverage Ratio and (y) the Rating, the lower pricing shall apply; if the difference is more than one level, the level that is one level lower than the higher pricing shall apply.

     (b) Adjustment. The Applicable Unused Commitment Rate shall be adjusted, as applicable from time to time, effective on (i) the first Business Day after any change in the Rating or (ii) the fifth (5th) Business Day following the delivery by Borrower, pursuant to Section 7.1(i) or (ii), of annual or quarterly financial statements evidencing a change in the Leverage Ratio. The Applicable LIBOR Rate Margin in respect of any LIBOR Advance shall be adjusted, as applicable from time to time, effective on the first day of the Interest Period for any LIBOR Advance after (i) any change in the Rating or (ii) the fifth (5th) Business Day following the delivery by Borrower, pursuant to Section 7.1(i) or (ii), of annual or quarterly financial statements evidencing a change in the Leverage Ratio.
          2.12 Rates Applicable After Event of Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of an Event of Default the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 11.2 requiring unanimous consent of Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a LIBOR Advance. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of an Unmatured Event of Default the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 11.2 requiring unanimous consent of Lenders to changes in interest rates), declare that no Advance may be made as or converted into a LIBOR Advance. During the continuance of an Event of Default, the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 11.2 requiring unanimous consent of Lenders to changes in interest rates), declare that (i) each LIBOR Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each ABR Advance shall bear interest at a rate per annum equal to the Alternate Base Rate plus 2% per annum.
          2.13 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to Administrative Agent at Administrative Agent’s address specified pursuant to Article XVI, or at any other Lending Installation of Administrative Agent specified in writing by Administrative Agent to Borrower, by 1:00 p.m. (local time at the place of receipt) on the date when due (or with respect to Swing Line Advances, in accordance with Section 2.19), and, except for Swing Line Advances shall be applied ratably by Administrative Agent among Lenders, in proportion to the ratio that each Lender’s Commitment bears to the Aggregate Commitment. Each payment delivered to Administrative Agent for the account of any Lender shall be delivered promptly by Administrative Agent to such Lender in the same type of funds that Administrative Agent received at its address specified pursuant to Article XVI or at any Lending Installation specified in a notice received by Administrative Agent from such Lender. If Administrative Agent receives, for the account of a Lender, a payment from Borrower and fails to remit such payment to such Lender on the Business Day such payment is received (if received by 2:00 p.m., New York time, by Administrative Agent) or on the next Business Day (if received after 2:00 p.m., New York time, by Administrative Agent), Administrative Agent shall pay to such Lender interest on such payment at a rate per annum equal to the Federal Funds Effective Rate for each day for which such payment is so delayed.

          2.14 Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note; provided, however, that the failure to so record shall not affect Borrower’s obligations under such Note. Borrower hereby authorizes Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons who Administrative Agent in good faith believes to be acting on behalf of Borrower. Borrower agrees to deliver promptly to Administrative Agent a written confirmation, if such confirmation is requested by Administrative Agent, of each telephonic notice signed by an Authorized Officer of Borrower. If the written confirmation differs in any material respect from the action taken by Administrative Agent, the records of Administrative Agent shall govern absent manifest error.
          2.15 Interest Payment Dates; Interest Basis. Interest accrued on each Advance shall be payable on the first day of each calendar month, commencing with the first such date to occur after the date hereof, and on any date on which the Advance is prepaid, whether due to acceleration or otherwise. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time at the place of receipt). If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in computing interest in connection with such payment.
          2.16 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate, the Applicable LIBOR Rate Margin or the Applicable Unused Commitment Rate.
          2.17 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to Administrative Agent and Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.
          2.18 Non-Receipt of Funds by Administrative Agent. Unless Borrower or a Lender, as the case may be, notifies Administrative Agent prior to the date (or, in the case of funding of an ABR Loan by a Lender, prior to the time) on which such payment is due to Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of Borrower, a payment of principal, interest, fees or other amounts due under the Loan Documents to Administrative Agent for the account of Lenders, that it does not intend to make such payment, Administrative Agent may assume that such payment has been made. Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If Borrower or such Lender, as the case may be, has not in fact made such payment to Administrative Agent, the recipient of such payment shall, on demand by Administrative Agent, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (b) in the case of payment by Borrower, the interest rate applicable to the relevant Advance.
          2.19 Swing Line. Notwithstanding the minimum amount of an Advance that may be requested and the minimum amount of an Advance repaid under this Agreement, Lenders desire to permit Advances to Borrower in amounts that may be less than the minimum Advance amounts required under Section 2.6, and Lenders desire to permit Borrower to repay such Advances in amounts that may be less than the minimum repayment amounts required under Section 2.7. Such Advances made pursuant to this Section 2.19 shall be deemed to be Advances for purposes of this Agreement and are referred to herein as “Swing Line Advances.” Swing Line Advances shall be requested, advanced, and repaid in accordance with the provisions and limitations of this Agreement relating to all Advances, subject to the following:
     (a) Aggregate Limit. The aggregate amount of all outstanding Swing Line Advances shall not exceed at any one time $30,000,000. The Swing Line Advances and the purchase by Lenders of interests therein pursuant to Section 2.19(d) below shall also be subject to the limitations contained in Section 2.1.
     (b) Interest. Swing Line Advances bear interest at the greater of (i) the Alternate Base Rate, minus 0.50% per annum and (ii) a rate equal to the LIBOR Rate for a one-month Interest Period if such rate had been selected by Borrower on the date Borrower requested such Swing Line Advance (the use of such LIBOR Rate in determining interest shall not affect the Swing Line Maturity Date of any Swing Line Advance or cause any Swing Line Advance to constitute a LIBOR Advance).
     (c) Funding Swing Line Advances. Swing Line Advances shall be funded by Swing Line Lender pursuant to the procedures set forth in Section 2.8 of this Agreement. The principal amount of each Swing Line Advance, together with all accrued interest, shall be repaid by Borrower to Swing Line Lender in same day funds by 4:00 p.m. (or such later time as may be acceptable to Swing Line Lender), New York time, on the Swing Line Advance Maturity Date.
     (d) Repayment of Swing Line Advances. If Borrower fails to pay any Swing Line Advances on the applicable Swing Line Advance Maturity Date, then such Advances shall no longer be Swing Line Advances, but shall continue to be ABR Advances for purposes of this Agreement. Each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Swing Line Lender an undivided interest and participation (ratably in proportion to the ratio that such Lender’s Commitment bears to the Aggregate Commitment) in such Advances. In such event, as of 11:59 p.m., New York time, on the Swing Line Advance Maturity Date, Administrative Agent shall notify each Lender of the total principal amount of all matured Swing Line Advances and each Lender’s ratable share thereof. Upon receipt of such notice, each Lender shall promptly and unconditionally pay to Administrative Agent for the account of Swing Line Lender the amount of such Lender’s share (ratably in proportion to the ratio that such Lender’s Commitment bears to the Aggregate Commitment) of such payment in same day funds, and Administrative Agent shall promptly pay such amount, and any other amounts received by Administrative Agent for Swing Line Lender’s account pursuant to this Section 2.19(d), to Swing Line Lender. If Administrative Agent so notifies such Lender prior to 11:00 a.m., New York time, on any Business Day, such Lender shall make available to Administrative Agent for the account of Swing Line Lender, such Lender’s share of the amount of such payment on such Business Day in same day funds. If Administrative Agent notifies such Lender after 11:00 a.m., New York time, on any Business Day, such Lender shall make available to Administrative Agent for the account of Swing Line Lender such Lender’s share of the amount of such payment on the next succeeding Business Day in same day funds. If and to the extent such Lender shall not have so made its share of the amount of such payment available to Administrative Agent for the account of Swing Line Lender, such Lender agrees to pay to Administrative Agent for the account of Swing Line Lender forthwith on demand such amount, together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to Administrative Agent for the account of Swing Line Lender, at the Federal Funds Effective Rate. The failure of any Lender to make available to Administrative Agent for the account of Swing Line Lender such Lender’s share of any such payment shall not relieve any other Lender of its obligation hereunder to make available to Administrative Agent for the account of Swing Line Lender its share of any payment on the date such payment is to be made.
     (e) Advances. The payments made by Lenders to Swing Line Lender in reimbursement of Swing Line Advances shall constitute, and Borrower hereby expressly acknowledges and agrees that such payments shall constitute, Advances hereunder to Borrower and such payments shall for all purposes be treated as Advances to Borrower (notwithstanding that the amounts thereof may not comply with the provisions of Section 2.6 and 2.7). Such Advances shall be ABR Advances, subject to Borrower’s rights under Article II hereof.
          2.20 Intentionally Omitted.
          2.21 Extension of Facility Maturity Date.
     (a) Extension Requests. Borrower may request, but not more than once in each fiscal year of the Borrower, a one-year extension of the Facility Maturity Date by submitting a request for an extension to Administrative Agent, provided that the extended Facility Maturity Date may not be more than five (5) years after the Extension Request. At the time of or prior to the delivery of such request, Borrower shall propose to Administrative Agent the amount of the fees that Borrower agrees to pay with respect to such one-year extension if approved by Lenders (such request for an extension, together with the fee proposal, being herein referred to as the “Extension Request”). Promptly upon (but not later than five (5) Business Days after) receipt of the Extension Request, Administrative Agent shall notify each Lender of the contents thereof and shall request each Lender to approve the Extension Request. Each Lender approving the Extension

Request shall deliver its written approval no later than sixty (60) days after the date of the Extension Request. If the approval of all Lenders is received by Administrative Agent within sixty (60) days after the date of the Extension Request (or as otherwise provided in Section 2.21(b)), Administrative Agent shall promptly so notify Borrower and each Lender, and the Facility Maturity Date shall be extended by one (1) year, and in such event Borrower may thereafter request further extension(s) of the then scheduled Facility Maturity Date in accordance with this Section 2.21. If any Lender does not deliver to Administrative Agent such Lender’s written approval to any Extension Request within sixty (60) days after the date of such Extension Request, the Facility Maturity Date shall not be extended, except as otherwise provided in Section 2.21(b) or 2.21(c).
     (b) Rejecting Lenders/Full Assignment. If (i) Lenders whose pro rata shares of the Aggregate Commitment exceed 66 2/3% of the Aggregate Commitment shall approve an Extension Request but one or more other Lenders (“Rejecting Lenders”) do not approve such Extension Request, (ii) all rights and obligations of such Rejecting Lenders under this Agreement and under the other Loan Documents (including, without limitation, their Commitment and all Loans owing to them) shall have been assigned, within ninety (90) days following such Extension Request, in accordance with Section 2.23, to one or more Replacement Lenders who shall have approved in writing such Extension Request at the time of such assignment, and (iii) no other Lender shall have given written notice to Administrative Agent of such Lender’s withdrawal of its approval of the Extension Request, Administrative Agent shall promptly so notify Borrower and each Lender, and the Facility Maturity Date shall be extended by one (1) year, and in such event Borrower may thereafter request further extension(s) as provided in Section 2.21(a).
     (c) Rejecting Lenders/No Full Assignment. If (i) one or more Rejecting Lenders shall not approve an Extension Request, (ii) the provisions of clause (ii) of Section 2.21(b) do not apply and (iii) no other Lender shall have given written notice to Administrative Agent of such Lender’s withdrawal of its approval of the Extension Request, Administrative Agent shall promptly notify Borrower and each Lender and any Replacement Lender, and the Facility Maturity Date shall be extended by one (1) year (subject to the limitations set forth in this Section 2.21(c)), and in such event Borrower may thereafter request further extension(s) as provided in Section 2.21(a); provided, however, that (A) the Aggregate Commitment shall be automatically reduced, effective as of the Facility Maturity Date as determined prior to such extension (the “Previous Maturity Date”) and shall equal the aggregate Commitments of Lenders who are not Rejecting Lenders and Lenders who are Replacement Lenders; (B) all rights and obligations of such Rejecting Lenders under this Agreement and under the other Loan Documents (including, without limitation, their Commitment and all Loans owing to them) shall either be (1) assigned to Replacement Lenders pursuant to Section 2.21(b), or (2) terminated, effective as of the Previous Maturity Date (or such earlier date as Borrower and Administrative Agent may designate, in which case the reduction of the Aggregate Commitment provided for in clause (A) above shall occur on such earlier date); (C) if and to the extent such Rejecting Lender’s Commitment is assigned to one or more Replacement Lenders, such assignment shall be effected in accordance with the provisions of Section 2.23; and (D) if and to the extent such Rejecting Lender’s

Commitment is terminated, Borrower shall pay to Administrative Agent on the date of such termination, solely for the account of such Rejecting Lender, all amounts due and owing such Rejecting Lender hereunder or under any other Loan Document, including without limitation the aggregate outstanding principal amount of the Loans owed to such Rejecting Lender with respect to the terminated Commitment, together with accrued interest thereon through the date of such termination, all amounts payable under Sections 3.1, 3.2 and 3.3 with respect to such Rejecting Lender and all fees payable to such Rejecting Lender hereunder with respect to the terminated Commitment (and payment of such amount may not be waived except with the consent of each Rejecting Lender, as more specifically provided in Section 11.2(i)); and upon such Rejecting Lender’s termination, such Rejecting Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article III and Section 12.7, as well as to any fees accrued hereunder and not yet paid, and shall continue to be obligated under Section 13.8 with respect to obligations and liabilities accruing prior to such termination of such Rejecting Lender’s Commitment.
     (d) Approval of Extension. Within ten (10) days after Administrative Agent’s notice to Borrower that all (or some, as applicable) of Lenders have approved an Extension Request (whether pursuant to Section 2.21(a), (b) or (c)), Borrower shall pay to Administrative Agent for the account of each Lender approving the extension and each Replacement Lender an extension fee in the amount provided in the Extension Request.
     (e) No Default. Notwithstanding anything to the contrary contained herein, no extension of the Facility Maturity Date may be effected under this Section 2.21 if (x) an Unmatured Event of Default or Event of Default shall be in existence on the effective date of such extension or would occur after giving effect thereto or (y) any representation or warranty made or deemed made by Borrower or any Guarantor in any Loan Document is not (or would not be) true or correct in any material respect on the effective date of such increase (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date).
          2.22 Term Out Period.
     (a) Commencement of Term Out Period. If pursuant to the provisions of Section 9.1 or 9.2(e) the Term Out Period shall commence (the date of commencement thereof (as provided in Section 9.1 or 9.2(e), as applicable) is herein referred to as the “Term Out Date”), the provisions of this Section 2.22 shall apply.
     (b) Term Out Period. From and after three (3) calendar months after the Term Out Date, the Aggregate Commitment (and each Lender’s Commitment) in effect as of the Term Out Date shall be reduced on the first day after the end of each three-month period by a percentage of such Aggregate Commitment amount (or such Lender’s Commitment amount) as follows:

	Percentage	Percentage
	of Commitment	of Commitment
Period	Reduction	Remaining
3 calendar months after Term Out Date	16.666%	83.334%

6 calendar months after Term Out Date	16.667%	66.667%

9 calendar months after Term Out Date	16.667%	50.000%

12 calendar months after Term Out Date	16.666%	33.334%

15 calendar months after Term Out Date	16.667%	16.667%

18 calendar months after Term Out Date	16.667%	0%
The commencement of the Term Out Period shall not extend the Facility Termination Date.
          2.23 Replacement of Certain Lenders. In the event a Lender (the “Affected Lender”):
     (i) shall have requested compensation from Borrower under Section 3.1 or 3.3 to cover additional costs incurred by such Lender that are not being incurred generally by the other Lenders, or
     (ii) is a Rejecting Lender pursuant to Section 2.21,
then, in any such case, and at any time after such event occurs, Borrower or Administrative Agent may make written demands on such Affected Lender (with a copy to Administrative Agent in the case of a demand by Borrower and a copy to Borrower in the case of a demand by Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall assign, pursuant to one or more duly executed Assignment and Assumptions, within five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 15.1(b), and that are selected by Borrower or Administrative Agent, that are reasonably acceptable to Administrative Agent and Borrower, that Borrower and/or Administrative Agent, as the case may be, shall have engaged for such purpose (each, a “Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment and all Loans owing to it) in accordance with Section 15.1. If any Affected Lender fails to execute and deliver such assignment agreements within thirty (30) days after demand, then such Affected Lender shall have no further right to receive any amounts payable under Sections 3.1 and 3.3.
     Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon written request of Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. Administrative Agent, the Replacement Lender and all other parties to this Agreement are authorized, but shall not be obligated to, treat as fully assigned, in accordance with an Assignment and Assumption tendered to an Affected Lender in accordance herewith, the rights and obligations of an Affected Lender that fails to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including without limitation the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 3.1, 3.2 and 3.3 with respect to such Affected Lender and all fees payable to such Affected Lender hereunder; provided that, upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article III and Section 12.7, as well as to any fees accrued hereunder and not yet paid, and shall continue to be obligated under Section 13.8 with respect to obligations and liabilities accruing prior to the replacement of such Affected Lender.
ARTICLE III
CHANGE IN CIRCUMSTANCES
3.1 Increased Costs. (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or
          (ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Facility Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Facility Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Facility Letters of Credit held by, such Lender, or Facility Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 360 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 360-day period referred to above shall be extended to include the period of retroactive effect thereof.
          3.2 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.23, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     3.3 Taxes. (a) Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Borrower shall indemnify Administrative Agent and each Lender and Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Administrative Agent or such Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Bank, or by Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the

Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate.
     (f) If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.3, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.3 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.
          3.4 Alternate Lending Office. To the extent reasonably possible, each Lender shall designate an alternate lending office with respect to its LIBOR Loans to reduce any liability of the Borrower to such Lender under Section 3.1, so long as such designation is not disadvantageous to such Lender.
          3.5 Survival. The obligations of Borrower under Sections 3.1, 3.2 and 3.3 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV
THE LETTER OF CREDIT FACILITY
          4.1 Facility Letters of Credit. Each Issuing Bank agrees, on the terms and conditions set forth in this Agreement, to issue from time to time for the account of Borrower or a Guarantor designated by Borrower, through such offices or branches as it and Borrower may jointly agree, one or more Facility Letters of Credit in accordance with this Article IV, during the period commencing on the date hereof and ending on the Business Day prior to the Facility Termination Date. Each Facility Letter of Credit shall be either (i) a standby letter of credit to support obligations of Borrower or a Guarantor designated by Borrower, contingent or otherwise, arising in the ordinary course of business, or (ii) a documentary letter of credit in respect of the purchase of goods or services by Borrower or such Guarantor in the ordinary course of business.

4.2 Limitations. No Issuing Bank shall issue, amend or extend, at any time, any Facility Letter of Credit:
     (i) if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit or amendment or extension thereof requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;
     (ii) if, after giving effect to the Facility Letter of Credit or amendment or extension thereof requested hereunder, the aggregate principal amount of the Facility LC Obligations would exceed $500,000,000;
     (iii) that, in the case of the issuance of a Facility Letter of Credit, is in, or in the case of an amendment of a Facility Letter of Credit, increases the face amount thereof by, an amount in excess of the then Available Credit of all Lenders in the aggregate;
     (iv) if, after giving effect to the Facility Letter of Credit or amendment or extension thereof requested hereunder, at any time at which Borrower does not have an Investment Grade Rating the aggregate principal amount of all Consolidated Senior Debt Borrowings would exceed the Borrowing Base determined as of the most recent Inventory Valuation Date;
     (v) if such Issuing Bank receives written notice from Administrative Agent at or before 1:00 p.m., New York time, on the proposed Issuance Date of such Facility Letter of Credit that one or more of the conditions precedent contained in Sections 5.1 or 5.2, as applicable, would not on such Issuance Date be satisfied, unless such conditions are thereafter satisfied and written notice of such satisfaction is given to such Issuing Bank by Administrative Agent;
     (vi) that has an expiration date (taking into account any automatic renewal provisions thereof) that is later than one (1) year after the Issuance Date, or such later time as such Issuing Bank may agree; provided, however, in no event shall the expiration date be later than the Business Day next preceding the scheduled Facility Termination Date; or
     (vii) that is in a currency other than Dollars.
     4.3 Conditions. In addition to being subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, as applicable, the issuance of any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:
     (i) Borrower shall have delivered to the Issuing Bank at such times and in such manner as such Issuing Bank may reasonably prescribe a Reimbursement Agreement and such other documents and materials as may be reasonably required pursuant to the terms thereof, and the proposed Facility Letter of Credit shall be reasonably satisfactory to such Issuing Bank in form and content; and

     (ii) as of the Issuance Date no order, judgment or decree of any court, arbitrator or governmental authority shall enjoin or restrain such Issuing Bank from issuing the Facility Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no directive from and governmental authority with jurisdiction over the Issuing Bank shall prohibit such Issuing Bank from issuing Letters of Credit generally or from issuing that Facility Letter of Credit.
     4.4 Procedure for Issuance of Facility Letters of Credit.
     (a) Request for Facility Letter of Credit. Borrower shall give the Issuing Bank and Administrative Agent not less than five (5) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement. Such notice shall specify (i) the stated amount of the Facility Letter of Credit requested, (ii) the requested Issuance Date, which shall be a Business Day, (iii) the date on which such requested Facility Letter of Credit is to expire, which date shall be in compliance with the requirements of Section 4.2(vi), (iv) the purpose for which such Facility Letter of Credit is to be issued (which shall be a purpose permitted pursuant to Sections 4.1 and 7.2), and (v) the Person for whose benefit the requested Facility Letter of Credit is to be issued. At the time such request is made, Borrower shall also provide Administrative Agent and such Issuing Bank with a copy of the form of the Facility Letter of Credit it is requesting be issued.
     (b) Issuing Bank. Within two (2) Business Days after its receipt of a request for issuance of a Facility Letter of Credit in accordance with Section 4.4(a), the Issuing Bank shall approve or disapprove, in its reasonable discretion, the form of such requested Facility Letter of Credit, but the issuance of such approved Facility Letter of Credit shall continue to be subject to the provisions of this Article IV. The Issuing Bank shall use reasonable efforts to notify Borrower of any changes in the Issuing Bank’s policies or procedures that could reasonably be expected to affect adversely the Issuing Bank’s approval of the form of any requested Facility Letters of Credit.
     (c) Confirmation of Issuance. Upon receipt of a request for issuance of a Facility Letter of Credit in accordance with Section 4.4(a), Administrative Agent shall determine, as of the close of business on the day it receives such request, whether the issuance of such Facility Letter of Credit would be permitted under the provisions of Sections 4.2(ii), (iii) and (iv) and, prior to the close of business on the second Business Day after Administrative Agent received such request, Administrative Agent shall notify the Issuing Bank and Borrower (in writing or by telephonic notice confirmed promptly thereafter in writing) whether issuance of the requested Facility Letter of Credit would be permitted under the provisions of Sections 4.2(ii), (iii) and (iv). If Administrative Agent notifies the Issuing Bank and the applicable Borrower that such issuance would be so permitted, then, subject to the terms and conditions of this Article IV and provided that the applicable conditions set forth in Sections 5.1 and 5.2 have been satisfied, the Issuing Bank shall, on the requested Issuance Date, issue the requested Facility Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices. The Issuing Bank shall give Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit.

     (d) Extension and Amendment. An Issuing Bank shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 4.4 are met as though a new Facility Letter of Credit were being requested and issued; provided, however, that if the Facility Letter of Credit, as originally issued, sets forth such extension or amendment, then the Issuing Bank shall so extend or amend the Facility Letter of Credit upon the request of Borrower given in the manner set forth in Section 4.4(a) and upon satisfaction of the terms and conditions of Section 4.4(c).
     (e) Other Letters of Credit. Any Lender may, but shall not be obligated to, issue to Borrower or any Guarantor Letters of Credit (that are not Facility Letters of Credit) for its own account, and at its own risk. None of the provisions of this Article IV shall apply to any Letter of Credit that is not a Facility Letter of Credit.
     (f) Bank One, Arizona LCs. Bank One, Arizona issued prior to the date of the Prior Credit Agreement, and there are currently outstanding pursuant to the Prior Credit Agreement, those certain Letters of Credit identified in Schedule 4.4 hereto as having been issued by Bank One, Arizona (as the same may be extended or amended (but not increased) by Bank One, Arizona in accordance with this Agreement, the “Bank One, Arizona LCs”). The Bank One, Arizona LCs shall remain outstanding after the date of this Agreement and, from and after the date of this Agreement, shall constitute Facility Letters of Credit for all purposes under this Agreement and shall be subject to all terms and conditions hereof. On the date hereof, simultaneously with the payment made to the Prior Lenders under Section 5.1(ix), the participation of the Prior Lenders in the Bank One, Arizona LCs shall terminate and Bank One, Arizona shall be deemed to have sold and transferred, and each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Bank One, Arizona, in each case without further action on the part of any Person, an undivided interest and participation (ratably in proportion to the ratio that such Lender’s Commitment bears to the Aggregate Commitment) in each such Bank One, Arizona LCs. Each Lender severally agrees to fund any disbursements by Bank One, Arizona pursuant to the Bank One, Arizona LCs by funding in accordance with Section 4.6. Bank One, Arizona shall have all of the rights, duties and obligations of an Issuing Bank but solely with respect to the Bank One, Arizona LCs. Bank One, Arizona shall not have the right, duty or obligation to issue any Facility Letters of Credit other than the Bank One, Arizona LCs heretofore issued and shall not increase the face amount of any Bank One, Arizona LCs. Upon request by Borrower, Bank One, Arizona may extend or otherwise amend (but without increasing the face amount thereof) any Bank One, Arizona LCs, subject to and in accordance with the provisions of this Agreement. Bank One, Arizona joins in this Agreement solely for the purposes set forth in this Section 4.4(f) and does not hold any Commitment or any other interest as a Lender hereunder except the rights, duties and obligations as Issuing Bank with respect to the Bank One, Arizona LCs.
     (g) Other Existing LCs. Pursuant to the Prior Credit Agreement, certain of the Prior Issuing Banks have issued prior to the date hereof, and there are currently outstanding, those certain Letters of Credit identified in Schedule 4.4 hereto as having been issued by the Prior Issuing Banks identified therein (as the same may be extended, amended or increased by any such Prior Issuing Bank in accordance with this Agreement, the “Other Existing LCs”). The Other Existing LCs shall remain outstanding after the date of this Agreement and, from and after the date of this Agreement, shall constitute Facility Letters of Credit for all purposes under this Agreement and shall be subject to all terms and conditions hereof. On the date hereof, simultaneously with the payment made to the Prior Lenders under Section 5.1(ix), the participation of the Prior Lenders in the Other Existing LCs shall terminate and the Prior Issuing Banks that have issued such Other Existing LCs shall be deemed to have sold and transferred, and each Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Prior Issuing Banks, in each case without further action on the part of any Person, an undivided interest and participation (ratably in proportion to the ratio that such Lender’s Commitment bears to the Aggregate Commitment) in each such Other Existing LCs. Each Lender severally agrees to fund any disbursements by the Prior Issuing Banks that have issued such Other Existing LCs pursuant to the Other Existing LCs by funding in accordance with Section 4.6.
     4.5 Duties of Issuing Bank. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put such Issuing Bank under any resulting liability to any Lender or, assuming that such Issuing Bank has complied with the procedures specified in Section 4.4, relieve any Lender of its obligations hereunder to such Issuing Bank. In determining whether to pay under any Facility Letter of Credit, an Issuing Bank shall have no obligation relative to Lenders other than to confirm that any documents required to be delivered under such Facility Letter of Credit appear to have been delivered in compliance and that they appear to comply on their face with the requirements of such Facility Letter of Credit.
     4.6 Participation.
     (a) Proportionate Share of Lenders. Immediately upon issuance by an Issuing Bank of any Facility Letter of Credit in accordance with Section 4.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation (ratably in proportion to the ratio that such Lender’s Commitment bears to the Aggregate Commitment) in such Facility Letter of Credit.
     (b) Payment by Issuing Bank. In the event that an Issuing Bank makes any payment under any Facility Letter of Credit and Borrower shall not have repaid such amount to such Issuing Bank on or before the date of such payment by such Issuing Bank, such Issuing Bank shall promptly so notify Administrative Agent, which shall promptly so notify each Lender. Upon receipt of such notice, each Lender severally agrees that it shall promptly and unconditionally pay to Administrative Agent for the account of such Issuing Bank the amount of such Lender’s share (ratably in proportion to the ratio that such Lender’s Commitment bears to the Aggregate Commitment) of such payment in same day funds, and Administrative Agent shall promptly pay such amount, and any other amounts received by Administrative Agent for such Issuing Bank’s account pursuant to this Section 4.6(b), to such Issuing Bank. If Administrative Agent so notifies such Lender prior to 11:00 a.m., New York time, on any Business Day, such Lender shall make available to Administrative Agent for the account of such Issuing Bank such Lender’s share of the amount of such payment on such Business Day in same day funds. If and to the extent such Lender shall not have so made its share of the amount of such payment available to Administrative Agent for the account of such Issuing Bank, such Lender agrees to pay to Administrative Agent for the account of such Issuing Bank forthwith on demand such amount, together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to Administrative Agent for the account of such Issuing Bank, at the Federal Funds Effective Rate. The failure of any Lender to make available to Administrative Agent for the account of such Issuing Bank such Lender’s share of any such payment shall not relieve any other Lender of its obligation hereunder to make available to Administrative Agent for the account of such Issuing Bank its share of any payment on the date such payment is to be made.
     (c) Advances. The payments made by Lenders to an Issuing Bank in reimbursement of amounts paid by it under a Facility Letter of Credit shall constitute, and Borrower hereby expressly acknowledges and agrees that such payments shall constitute, Advances hereunder to Borrower and such payments shall for all purposes be treated as Advances to Borrower (notwithstanding that the amounts thereof may not comply with the provisions of Section 2.6). Such Advances shall be ABR Advances, subject to Borrower’s rights under Article II hereof.
     (d) Copies of Documents. Upon the request of Administrative Agent or any Lender, an Issuing Bank shall furnish to the requesting Administrative Agent or Lender copies of any Facility Letter of Credit or Reimbursement Agreement to which such Issuing Bank is party and such other documentation as may reasonably be requested by Administrative Agent or a Lender.
     (e) Obligations of Lenders. The obligations of Lenders to make payments to Administrative Agent for the account of an Issuing Bank with respect to a Facility Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with, but not subject to, the terms and conditions of this Agreement under all circumstances notwithstanding:
     (i) any lack of validity or enforceability of this Agreement, any Facility Letter of Credit (except where due to the gross negligence or willful misconduct of the Issuing Bank), or any of the other Loan Documents;
     (ii) the existence of any claim, setoff, defense or other right which Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), such Issuing Bank, Administrative Agent, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit) other than the defense of payment in accordance with this Agreement or a defense based on the gross negligence or willful misconduct of the Issuing Bank;
     (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect so long as the payment by the Issuing Bank under such Facility Letter of Credit against presentation of such draft, certificate or other document shall not have constituted gross negligence or willful misconduct;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
     (v) any failure by Administrative Agent or the Issuing Bank to make any reports required pursuant to Section 4.8; or
     (vi) the occurrence of any Event of Default or Unmatured Event of Default.
4.7 Compensation for Facility Letters of Credit.
      (a) Payment of Facility Letter of Credit Fee. Borrower agrees to pay to Administrative Agent, in the case of each outstanding Facility Letter of Credit (including without limitation the Existing Letters of Credit), the Facility Letter of Credit Fee therefor, payable in quarterly installments in arrears, not later than five (5) Business Days following Administrative Agent’s delivery to Borrower of each quarterly statement of Facility Letter of Credit Fees provided for in paragraph (c) below, commencing with the calendar quarter next following the Issuance Date or, in the case of the Existing Letters of Credit, next following the date hereof. The initial installment of the Facility Letter of Credit Fees for the Existing Letters of Credit shall be a pro rata portion of the annual Facility Letter of Credit Fee for the period commencing on the date hereof and ending on the day preceding such payment date. The initial installment of the Facility Letter of Credit Fee for any Facility Letter of Credit hereafter issued shall be a pro rata portion of the annual Facility Letter of Credit Fee for the period commencing on the Issuance Date and ending on the day preceding such payment date. Facility Letter of Credit Fees shall be calculated, on a pro rata basis for the period to which such payment applies, for actual days that will elapse during such period, on the basis of a 360-day year. Administrative Agent shall promptly remit such Facility Letter of Credit Fees, when paid, as follows: (i) to each Issuing Bank as an issuance fee in an amount equal to the product of (A) 0.125% per annum and (B) the face amount of the Facility Letters of Credit issued by such Issuing Bank with respect to which such Facility Letters of Credit Fees have been paid, and (ii) the balance of such Facility Letter of Credit Fees to Lenders (including such

Issuing Bank) (ratably in the proportion that each Lender’s Commitment bears to the Aggregate Commitment).
     (b) Amounts Owed to Issuing Bank. An Issuing Bank shall have the right to receive solely for its own account, and in addition to the issuance fee provided for in Section 4.7(a)(i), such amounts as Borrower may agree, in writing, to pay for such Issuing Bank’s out-of-pocket costs of issuing and servicing Facility Letters of Credit.
     (c) Quarterly Statement. Administrative Agent shall, with reasonable promptness following receipt from all Issuing Banks of the reports provided for in Section 4.8 for the months of March, June, September and December, respectively, deliver to Borrower a quarterly statement of the Facility Letter of Credit Fees then due and payable.
     4.8 Issuing Bank Reporting Requirements. Each Issuing Bank shall, no later than the third (3rd) Business Day following the last day of each month, provide to Administrative Agent a schedule of the Facility Letters of Credit issued by it, in form and substance reasonably satisfactory to Administrative Agent, showing the Issuance Date, account party, original face amount, amount (if any) paid thereunder, expiration date and the reference number of each Facility Letter of Credit outstanding at any time during such month (and whether such Facility Letter of Credit is a performance Letter of Credit or financial Letter of Credit) and the aggregate amount (if any) payable by Borrower to such Issuing Bank during the month pursuant to Section 3.2. Copies of such reports shall be provided promptly to each Lender and Borrower by Administrative Agent.
     4.9 Indemnification; Nature of Issuing Bank’s Duties.
     (a) Indemnity. In addition to amounts payable as elsewhere provided in this Article IV, Borrower hereby agrees to protect, indemnify, pay and hold harmless Administrative Agent and each Lender and Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) arising from the claims of third parties against Administrative Agent or any Issuing Bank or Lender as a consequence, direct or indirect, of (i) the issuance of any Facility Letter of Credit for Borrower other than, in the case of an Issuing Bank, as a result of its willful misconduct or gross negligence, or (ii) the failure of an Issuing Bank issuing a Facility Letter of Credit for Borrower to honor a drawing under such Facility Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority.
     (b) Assumption of Risk. As among Borrower, Lenders, Administrative Agent and Issuing Banks, Borrower assumes all risks of the acts and omissions of, or misuse of Facility Letters of Credit by, the respective beneficiaries of such Facility Letters of Credit. In furtherance and not in limitation of the foregoing, neither Administrative Agent nor any Lender or Issuing Bank shall be responsible:

     (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Facility Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
     (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
     (iii) for failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required in order to draw upon such Facility Letter of Credit;
     (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
     (v) for errors in interpretation of technical terms;
     (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Facility Letter of Credit or of the proceeds thereof;
     (vii) for the misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; and
     (viii) for any consequences arising from causes beyond the control of Administrative Agent, the Issuing Banks and Lenders including, without limitation, any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Banks’ rights or powers under this Section 4.9.
     (c) Good Faith. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Bank under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith under commercially reasonable standards, shall not put such Issuing Bank, Administrative Agent or any Lender under any resulting liability to Borrower or relieve Borrower of any of its obligations hereunder to any such Person.
     (d) Certain Acts of Issuing Bank. Notwithstanding anything to the contrary contained in this Section 4.9, Borrower shall have no obligation to indemnify an Issuing

Bank under this Section 4.9 in respect of any liability incurred by such Issuing Bank arising primarily out of the willful misconduct or gross negligence of such Issuing Bank, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by such Issuing Bank of a proper demand for payment made under the Facility Letters of Credit issued by such Issuing Bank, unless such dishonor was made at the request of Borrower.
          4.10 Facility LC Collateral Account. Borrower agrees that it will, upon the request of Administrative Agent and until the final expiration date of any Facility Letter of Credit and thereafter as long as any amount is payable to any Issuing Bank or Lender in respect of any Facility Letter of Credit, maintain a special collateral account pursuant to arrangements satisfactory to Administrative Agent (the “Facility LC Collateral Account”) at Administrative Agent’s office at the address specified pursuant to Article XVI, in the name of Borrower but under the sole dominion and control of Administrative Agent, for the ratable benefit of Lenders and in which Borrower shall have no interest other than as set forth in Section 11.1. Borrower hereby pledges, assigns and grants to Administrative Agent, on behalf of and for the ratable benefit of Lenders, a security interest in all of Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Facility LC Obligations and any other amounts in respect of any Facility Letter of Credit or Reimbursement Agreement as shall from time to time have become due and payable by Borrower to any Lender or Issuing Bank under the Loan Documents. Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of the Lender acting as Administrative Agent and having a maturity not exceeding 30 days. Nothing in this Section 4.10 shall (i) obligate Borrower to deposit any funds in the Facility LC Collateral Account other than as required in Section 11.1 or (ii) obligate Administrative Agent to require Borrower to make deposits in the Facility LC Collateral Account or limit the right of Administrative Agent to release any funds held in the Facility LC Collateral Account, in each case other than as required by Section 11.1.
          4.11 Obligations of Issuing Bank and Other Lenders. Except to the extent that a Lender shall have agreed to be designated as an Issuing Bank, no Lender shall have any obligation to accept or approve any request for, or to issue, amend or extend, any Letter of Credit, and the obligations of each Issuing Bank to issue, amend or extend any Facility Letter of Credit are expressly limited by and subject to the provisions of this Article IV.
ARTICLE V
CONDITIONS PRECEDENT
          5.1 Initial Advance. Lenders shall not be required to make the initial Advance hereunder, and the Issuing Banks shall not be required to issue the initial Facility Letter of Credit hereunder, unless Borrower has paid to Administrative Agent (a) the fees for the account of Lenders set forth in Arranger’s letter to Lenders dated February 3, 2006 and (b) the fees for the account of Administrative Agent and Arranger set forth in the letter agreement dated February 3,

2006 (and accepted by Borrower on February 3, 2006) herewith among Administrative Agent, Arranger and Borrower, and Borrower has furnished to Administrative Agent:
          (i) Subject to the provisions of the last paragraph of this Section 5.1, copies of the articles or certificate of incorporation of Borrower, together with all amendments, and a certificate of good standing, all certified by the appropriate governmental officer in the jurisdiction of incorporation.
          (ii) Subject to the provisions of the last paragraph of this Section 5.1, copies of the articles or certificate of incorporation of each Guarantor that is a corporation, together with all amendments, certified by an authorized officer of such Guarantor and a certificate of good standing from the appropriate governmental officer in the jurisdiction of incorporation.
          (iii) Subject to the provisions of the last paragraph of this Section 5.1, copies, certified by the Secretary or Assistant Secretary of Borrower and each Guarantor that is a corporation, of each such corporation’s by-laws and of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender), or, in the case of each Guarantor that is not a corporation, other appropriate consents and approvals, authorizing the execution of the Loan Documents.
          (iv) Subject to the provisions of the last paragraph of this Section 5.1, for each Guarantor that is a limited liability company or limited partnership (A) a copy of the certificate or articles of formation or certificate of limited partnership (as applicable), certified by the appropriate officer of such Guarantor’s manager, managing member or general partner, (B) a certificate of good standing from the appropriate governmental officer in the jurisdiction of formation and (C) a copy, certified by the appropriate officer of such Guarantor or of such Guarantor’s manager, managing member or general partner, of such Guarantor’s operating agreement or limited partnership, as applicable.
          (v) Subject to the provisions of the last paragraph of this Section 5.1, incumbency certificates, executed by the Secretary or Assistant Secretary of Borrower and each Guarantor (or, in the case of a Guarantor that is not a corporation, the appropriate officer of such Guarantor or of its manager, managing member or general partner), which shall identify by name and title and bear the signature of the officers of the such corporation (or other applicable entity) authorized to sign the applicable Loan Documents and (if applicable) to make borrowings hereunder and to request, apply for and execute Reimbursement Agreements with respect to Facility Letters of Credit hereunder, upon which certificates Administrative Agent, Lenders and the Issuing Banks

shall be entitled to rely until informed of any change in writing by Borrower or the applicable Guarantor.
          (vi) A written opinion of General Counsel of Borrower, addressed to Administrative Agent and Lenders in substantially the form of Exhibit E hereto.
          (vii) Notes payable to the order of each of Lenders.
          (viii) The Guaranty duly executed by the Guarantors.
          (ix) Such written money transfer instructions, in form acceptable to Administrative Agent, addressed to Administrative Agent and signed by an Authorized Officer, as Administrative Agent may have reasonably requested.
          (x) Evidence satisfactory to Administrative Agent of payment in full (which payment may be made from the proceeds of the initial Advance hereunder) of all principal sums outstanding under the Prior Credit Agreement, all accrued and unpaid interest and fees, and amounts (if any) payable under Section 3.4 of the Prior Credit Agreement.
          (xi) Any other information required by Section 326 of the USA PATRIOT ACT or necessary for Administrative Agent or any Lender to verify the identity of Borrower and Guarantors as is or may be required by Section 326 of the USA PATRIOT ACT.
          (xii) Such other documents as any Lender or Issuing Bank or their respective counsel may have reasonably requested.
In the case of the documents (other than good standing certificates and resolutions) provided for in subsections (i), (ii), (iii), (iv) and (v), Borrower may furnish, in lieu of the documentation specified in such subsections, a certificate or certificates of a secretary or assistant secretary or other applicable officer to the effect that the documents furnished pursuant to the Prior Credit Agreement remain in full force and effect and have not been amended or (if they have been amended) including copies of such amendments.
          5.2 Each Advance. Lenders shall not be required to make any Advance (other than (a) the conversion of an Advance of one Type to an Advance of another Type that does not increase the aggregate amount of outstanding Advances and (b) Advances pursuant to Section 2.19(d)), unless on the applicable Borrowing Date, and an Issuing Bank shall not be required to issue, amend or extend a Facility Letter of Credit unless on the applicable Issuance Date:
     (i) There exists no Event of Default or Unmatured Event of Default.
          (ii) The representations and warranties contained in Article VI are true and correct in all material respects as of such Borrowing Date or

Issuance Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date and except for changes permitted by this Agreement. Solely for purposes of this Section 5.2, the representations and warranties in Sections 6.5 and 6.7 relate solely to the date of this Agreement.
     (iii) After the making of such Advance or issuance of such Facility Letter of Credit, (A) the principal amount of all Advances plus the aggregate amount of the Facility LC Obligations outstanding shall not exceed the Aggregate Commitment, and (B) at any time at which Borrower does not have an Investment Grade Rating, the aggregate principal amount of all Consolidated Senior Debt Borrowings shall not exceed the Borrowing Base (determined as of the most recent Inventory Valuation Date).
     (iv) Borrower shall have delivered to Administrative Agent, within the time period specified in Section 2.8, a duly completed Borrowing Notice in substantially the form of Exhibit D hereto.
     (v) All legal matters incident to (A) the making of such Advance shall be reasonably satisfactory to Administrative Agent and its counsel and (B) the issuance of such Facility Letter of Credit shall be reasonably satisfactory to Administrative Agent, such Issuing Bank and their respective counsel.
          Each Borrowing Notice with respect to each such Advance and each request for a Facility Letter of Credit shall constitute a representation and warranty by Borrower that the conditions contained in Sections 5.2(i) and (ii) have been satisfied.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
          Borrower represents and warrants to Lenders and Administrative Agent that:
                 6.1 Existence and Standing. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted (except to the extent that a failure to maintain such existence, good standing or authority would not reasonably be expected to have and does not have a Material Adverse Effect). Each Guarantor is a corporation, limited liability company or limited partnership (as applicable) duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted (except to the extent that a failure to maintain such existence, good standing or authority would not reasonably be expected to have and does not have a Material Adverse Effect).
          6.2 Authorization and Validity. Borrower has the corporate power and authority to execute and deliver the Loan Documents and to perform its obligations hereunder and thereunder. The execution and delivery by Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized and the Loan Documents constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, subject to bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity. Each Guarantor has the corporate, limited liability company or limited partnership (as applicable) power and authority to execute and deliver the Guaranty delivered by it and to perform its obligations thereunder. The execution and delivery by each Guarantor of such Guaranty and the performance of its obligations thereunder have been duly authorized, and each Guaranty constitutes the legal, valid and binding obligations of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.
          6.3 No Conflict; Government Consent. Neither the execution and delivery by Borrower or Guarantors of the Loan Documents, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof or thereof will violate in any material respect any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower or any Guarantor or Borrower’s or a Guarantor’s certificate of incorporation, bylaws, certificate or articles of formation, operating agreement, certificate of limited partnership, or limited partnership agreement or the provisions of any indenture (including without limitation the Indenture), instrument or agreement to which Borrower or any Guarantor is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of Borrower or any Guarantor pursuant to the terms of any such indenture, instrument or agreement. Except as set forth on Schedule 6.3 hereto, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.
          6.4 Financial Statements. The December 31, 2005 consolidated and consolidating financial statements of Borrower (and its Subsidiaries) delivered to Lenders were prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Such statements fairly present, in all material respects, the financial condition and operations of Borrower and its Subsidiaries on a consolidated or consolidating basis (as applicable) at such date and the results of their operations for the period then ended on a consolidated or consolidating basis (as applicable). The September 30, 2005 consolidated and consolidating financial statements of Borrower (and its Subsidiaries) delivered to Lenders were prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Such statements fairly present, in all material respects, the financial condition and operations of Borrower and its Subsidiaries on a consolidated or consolidating basis (as applicable) at such date and the results of their operations for the period then ended on a consolidated or consolidating basis (as applicable), subject to final audit adjustments.
          6.5 Material Adverse Change. Since the date of the financial statements of Borrower described in Section 6.4, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of Borrower and Guarantors (taken as a whole) that has had or would reasonably be expected to have a Material Adverse Effect. The foregoing representation and warranty is made solely as of the date of this Agreement.
          6.6 Taxes. Borrower and each Guarantor have filed all United States federal income tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Borrower or a Guarantor, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax Liens (except Permitted Liens) have been filed and no claims are being asserted with respect to any such taxes that have had or would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of Borrower and each Guarantor in respect of any taxes or other governmental charges are adequate in accordance with Agreement Accounting Principles.
          6.7 Litigation and Contingent Obligations. Except as set forth in Borrower’s form 10-K report for the period ending December 31, 2005 or Borrower’s form 10-Q report for the period ending September 30, 2005 or (with respect to any litigation, arbitration, governmental investigation, proceeding or inquiry commenced after the date hereof) in any SEC Filing, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any Authorized Officer, threatened against or affecting Borrower or any Guarantor that has had or would reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings, neither Borrower nor any Guarantor have any material contingent obligations not provided for or disclosed in the financial statements (whether quarterly or annual) of Borrower and Guarantors that have been most recently delivered by Borrower and Guarantors to Administrative Agent that has had or would reasonably be expected to have a Material Adverse Effect.
          6.8 Subsidiaries. Schedule 6.8 hereto contains an accurate list of all of the Subsidiaries of Borrower, setting forth their respective jurisdictions of incorporation or formation and the percentage of their respective capital stock, membership or partnership interests owned by Borrower or its Subsidiaries. All of the issued and outstanding shares of capital stock of those Subsidiaries that are corporations have been duly authorized and validly issued and are fully paid and non-assessable. All of the Non-Guarantor Subsidiaries are listed on Schedule 1 hereto.
          6.9 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $5,000,000. The withdrawal liabilities to Multiemployer Plans of the Guarantor, Borrower and any other member of the Controlled Group do not, and are not reasonably expected to, exceed $5,000,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither Borrower, nor any Guarantor nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to terminate any Plan.

          6.10 Accuracy of Information. All factual information heretofore or contemporaneously furnished in writing by or on behalf of Borrower or any Guarantor to Administrative Agent or any Issuing Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished in writing by or on behalf of Borrower or any Guarantor to Administrative Agent or any Issuing Bank will be, true and accurate (taken as a whole), in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.
          6.11 Regulation U. Neither Borrower, nor any Guarantor nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock (as defined in Regulation U).
          6.12 Material Agreements. Neither Borrower nor any Guarantor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default has had or would reasonably be expected to have a Material Adverse Effect.
          6.13 Labor Disputes and Acts of God. Neither the business nor the Property of Borrower or of any Guarantor is affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which has had or would reasonably be expected to have a Material Adverse Effect.
          6.14 Ownership. Borrower and each Guarantor have title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 6.4 (except to the extent that (i) such properties or assets have been disposed of in the ordinary course of business or (ii) the failure to have such title has not had and would not reasonably be expected to have a Material Adverse Effect).
          6.15 Operation of Business. Borrower and each Guarantor possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted, and as presently proposed to be conducted, with such exceptions as have not had and would not reasonably be expected to have a Material Adverse Effect.
          6.16 Laws; Environment. Except as set forth in Borrower’s form 10-K report for the period ending December 31, 2005 or Borrower’s form 10-Q report for the period ending September 30, 2005 or (with respect to matters arising after the date hereof) in any SEC Filing, (a) Borrower and each Guarantor have duly complied, and their businesses, operations and Property are in compliance, in all material respects, with the provisions of all federal, state, and local statutes, laws, codes, and ordinances and all rules and regulations promulgated thereunder (including without limitation those relating to the environment, health and safety); (b) Borrower and each Guarantor have been issued all required federal, state, and local permits, licenses, certificates, and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) solid or liquid waste disposal; (4) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code, or ordinance and all rules and regulations promulgated thereunder as hazardous); or (5) other environmental, health or safety matters; (c) except in accordance with a valid governmental permit, license, certificate or approval, to the best knowledge of Borrower, there has been no material emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing any Property of Borrower or a Guarantor, of any toxic or hazardous substances or hazardous wastes at or from such Property; (d) neither Borrower nor any Guarantor has received notice of any written complaint, order, directive, claim, citation, or notice from any governmental authority or any person or entity with respect to violations of law or damage by reason of Borrower’s or any Guarantor’s (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any Property; (3) solid or liquid waste disposal; (4) use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous waste; or (5) other environmental, health or safety matters affecting Borrower or any Guarantor or its business, operation or Property; and (e) neither Borrower nor any Guarantor has any material Indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law or statute regarding such storage, treatment, cleanup, or disposal). A matter will not constitute a breach of this Section 6.16 unless it is reasonably likely to result in a Material Adverse Effect.
          6.17 Investment Company Act. Neither Borrower nor any Guarantor is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
          6.18 Intentionally Omitted.
          6.19 Subordinated Indebtedness. There is no Subordinated Indebtedness outstanding as of the date of this Agreement.
          6.20 Indenture Provisions. Each Guarantor is a Restricted Subsidiary, as that term is defined in the Indenture. Each Guarantor is a Wholly-Owned Subsidiary of Borrower.
ARTICLE VII
AFFIRMATIVE COVENANTS
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

          7.1 Financial Reporting. Borrower will maintain, and each Guarantor will maintain, a system of accounting established and administered in accordance with GAAP, and furnish to Lenders:
     (i) Within 100 days after the close of each fiscal year, (A) an unqualified (or qualified as reasonably acceptable to Administrative Agent) audited consolidated financial statements of Borrower certified by one of the “Big Four” accounting firms or other nationally recognized independent certified public accountants, reasonably acceptable to Lenders, prepared in accordance with GAAP on a consolidated basis, including balance sheets as of the end of such fiscal year and statements of income and retained earnings and a statement of cash flows, in each case setting forth in comparative form the figures for the preceding fiscal year, and (B) unaudited financial statements, prepared in accordance with GAAP (excluding footnotes) on a consolidating basis for Borrower (and its Subsidiaries), including balance sheets as of the end of such fiscal year and statements of income and retained earnings and a statement of cash flows, in each case setting forth in comparative form the figures for the preceding fiscal year.
     (ii) Within sixty (60) days after the close of the first three (3) quarterly periods of each fiscal year, for Borrower, on a consolidated basis and on a consolidating basis, unaudited financial statements, including balance sheets as of the end of such period, statements of income and retained earnings, and a statement of cash flows for the portion of the fiscal year ending with such fiscal period, all certified by an Authorized Officer. All such balance sheets shall set forth in comparative form figures for the preceding year end. All such income statements shall reflect current period and year-to-date figures.
     (iii) Annually, together with the financial statements described in clause (i) above, a copy of the business plan of Borrower and each Guarantor (on a consolidated basis) for the upcoming two (2) fiscal years, including, as to Borrower, a consolidated balance sheet, statement of income and projection of cash flows.
     (iv) Within sixty (60) days of the end of each of the first three quarterly periods of each fiscal year, a quarterly variance analysis comparing actual quarterly results versus projected quarterly results for the fiscal quarter most recently ended, including an analysis of revenues, Housing Unit Closings and operating profits (by operating division) for such period, and such other items as are reasonably requested by Administrative Agent, together with a written explanation of material variances.
     (v) Within 100 days after the end of each fiscal year, a variance analysis comparing actual annual results versus the business plan for the fiscal year most recently ended, including an analysis of revenues, Housing Unit Closings and operating profits (by operating division) for such period, and such other items as are reasonably requested by Administrative Agent, together with a written explanation of material variances.
     (vi) By the twenty-fifth day of each fiscal quarter of each fiscal year (and without regard to whether Borrower has an Investment Grade Rating), a Borrowing Base Certificate of an Authorized Officer of Borrower, with respect to the Inventory Valuation Date occurring on the last day of the immediately preceding calendar fiscal quarter.
     (vii) Within sixty (60) days after the end of each quarterly period of each fiscal year, a report identifying as to Borrower and its Subsidiaries the inventory of real estate operations, including land and Housing Units as of such date, designated in the same categories as are identified in Borrower’s corporate status report currently delivered to Administrative Agent; such summary shall include a delineation of sold or unsold items in each category.
     (viii) Within sixty (60) days after the end of each of the first three quarterly periods, and within one hundred (100) days after the end, of each fiscal year, a certificate of an Authorized Officer of Borrower as to Borrower’s compliance with the Financial Covenant Tests and (without regard to whether compliance is required under Sections 9.4 and 9.5) the Land-Owned Test and the Spec Unit Inventory Test in the form of Exhibit F hereto.
     (ix) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA (which requirement may be satisfied by the delivery of the most recent actuarial valuation of each such Single Employer Plan).
     (x) As soon as possible and in any event within ten (10) days after Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer of Borrower, describing said Reportable Event and the action which Borrower proposes to take with respect thereto.
     (xi) As soon as possible, and in any event within thirty (30) days after Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to Borrower or any member of the Controlled Group and promptly but in any event within two (2) Business Days of receipt by Borrower, any Guarantor or any member of the Controlled Group of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability in excess of $500,000 with respect to Borrower, any Guarantor or any member of the Controlled Group, a certificate of an Authorized Officer setting forth all relevant details of such event and the action which Borrower proposes to take with respect thereto.
     (xii) Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, SEC Filings (exclusive of exhibits and form 8-K filings unless otherwise requested by Administrative Agent), and reports which Borrower sends to its stockholders, and copies of all regular (except form S-8), periodic, and special reports, and all effective registration statements (exclusive of exhibits unless otherwise requested by Administrative Agent) which Borrower is required to file with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.
     (xiii) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrower or a Guarantor (a) which, if determined adversely to Borrower or Guarantor, could reasonably be expected to have a Material Adverse Effect or (b) in which liability in excess of $2,500,000 (in the aggregate with respect to any action, suit or proceeding) is claimed and alleged against Borrower or such Guarantor.
     (xiv) As soon as possible and in any event within ten (10) days after receipt by Borrower or any Guarantor, a copy of (a) any written notice or claim to the effect that Borrower or any Guarantor is or may be liable to any Person as a result of the release of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by Borrower or any Guarantor which, in the case of either (a) or (b), could reasonably be expected to have a Material Adverse Effect or could result in liability to Borrower or any Guarantor in excess of $2,500,000 (in the aggregate with respect to any notice or claim).
     (xv) Promptly after the occurrence of any change in the business, Property, condition (financial or otherwise) or results of operations of Borrower and Guarantors (taken as a whole) that has had or would reasonably be expected to have a Material Adverse Effect, notice thereof.
     (xvi) Such other information (including non-financial information) as Administrative Agent may from time to time reasonably request.

          7.2 Use of Proceeds. Subject to the limitations contained in this Agreement, Borrower will use the proceeds of Advances for its or any one or more Guarantor’s own acquisition, development and/or holding of real property and the construction of improvements in connection with the home building or other Related Businesses of Borrower or such Guarantor (including payment of reimbursement obligations with respect to Facility Letters of Credit), general corporate purposes, and to repay outstanding Advances (and, in the case of the initial Advance, to repay amounts outstanding under the Prior Credit Agreement). The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).
          7.3 Notice of Event of Default. Borrower will give prompt notice in writing to Administrative Agent of the occurrence of (i) any Event of Default or Unmatured Event of Default and (ii) any other development, financial or otherwise, that has had or would be reasonably expected to have a Material Adverse Effect.
          7.4 Conduct of Business. Except as otherwise permitted under this Agreement, Borrower and each Guarantor will carry on and conduct business in the same general manner and in substantially the same fields of enterprise as presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation, limited liability company or limited partnership (as applicable) in their respective jurisdictions of incorporation or formation and maintain all requisite authority to conduct business in each jurisdiction in which business is conducted; provided, however, that nothing contained herein shall prohibit the dissolution of any Guarantor as long as Borrower or another Guarantor succeeds to the assets, liabilities and business of the dissolved Guarantor. Without limitation of the foregoing, Borrower shall at all times engage principally in the Related Businesses.
          7.5 Taxes. Borrower and each Guarantor will pay prior to delinquency all taxes, assessments and governmental charges and levies upon them or their income, profits or Property, except (i) those that solely encumber property abandoned or in the process of being abandoned and with respect to which there is no recourse to Borrower or any Subsidiary; (ii) those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, and (iii) to the extent that the failure to do so would not reasonably be expected to have and does not have a Material Adverse Effect.
          7.6 Insurance. Borrower and each Guarantor will maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and Borrower will furnish to Administrative Agent upon request full information as to the insurance carried.
          7.7 Compliance with Laws. Borrower and each Guarantor will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except to the extent that the failure to do so would not reasonably be expected to have and does not have a Material Adverse Effect.
          7.8 Maintenance of Properties. Borrower and each Guarantor will do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, except to the extent that the failure to do so would not reasonably be expected to have and does not have a Material Adverse Effect.
          7.9 Inspection. Borrower and each Guarantor will permit Administrative Agent and Lenders, by their respective representatives and agents, to inspect any of the Property, corporate (or partnership) books and financial records of Borrower and such Guarantor to examine and make copies of the books of accounts and other financial records of Borrower and such Guarantor, and to discuss the affairs, finances and accounts of Borrower and such Guarantor with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as Administrative Agent may designate.
          7.10 Environment. Borrower and each Guarantor will (i) comply, in all material respects, with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder; (ii) promptly contain and remove or otherwise remediate any hazardous discharge from or affecting the Property of Borrower or any Guarantor, to the extent required by and in compliance with all applicable laws; (iii) promptly pay any fine or penalty assessed in connection therewith or contest the same in good faith; (iv) permit Administrative Agent to inspect such Property, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto at reasonable hours and places; and (v) at the request of the Required Lenders, and at Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Required Lenders, and such other and further assurances reasonably satisfactory to the Required Lenders that any new condition or occurrence hereafter identified in any SEC Filing has been corrected; provided that a failure to comply with the provisions of clauses (i) through (v) of this Section 7.10 shall not constitute an Event of Default or an Unmatured Event of Default unless such noncompliance has resulted in or is reasonably likely to result in a Material Adverse Effect.
          7.11 New Guarantors. If, as of the end of any calendar quarter, any Subsidiary of Borrower (whether now existing or hereafter created or acquired but excluding Lion Warranty Corporation, Lion Insurance Company, HomeAmerican Mortgage Corporation, American Home Title & Escrow Company and American Home Insurance Agency, Inc. and any other Subsidiary that is not in the homebuilding business and is in a regulated business (such as insurance) ) that is not a Guarantor shall be a Significant Subsidiary, then, unless the Required Lenders shall otherwise consent in writing, Borrower shall, within forty-five (45) days of the end of such quarter, (i) cause such Significant Subsidiary to execute and deliver to Administrative Agent a Supplemental Guaranty in the form attached to and provided for in the Guaranty, pursuant to which such Guarantor shall become a party thereunder and (ii) deliver or cause to be delivered, by and with respect to such Significant Subsidiary, certificates, opinions and other documents substantially similar to those referred to in Sections 5.1(i), (ii), (iii), (iv), (v) and (vi) and such other documents as any Lender or Issuing Bank or their respective counsel may reasonably request; all of the foregoing shall be in form and substance satisfactory to Administrative Agent.
          7.12 Change in Schedules. Promptly following the occurrence of but in any event not later than forty-five (45) days following any quarter in which there shall occur any event or circumstance as a result of which either of Schedules 1 or 6.8 ceases to be accurate in all material respects, Borrower shall furnish to Administrative Agent the applicable revised

Schedule and shall certify that such revised Schedule is true, correct and complete in all material respects, and such revised Schedule shall be substituted for the applicable Schedule hereunder.
ARTICLE VIII
NEGATIVE COVENANTS
     During the term of the Agreement, unless the Required Lenders shall otherwise consent in writing:
          8.1 Dividends; Repurchase of Stock. Borrower will not, directly or indirectly, declare, make or pay, or incur any liability to make or pay, or cause or permit to be declared, made or paid, any Dividend, or purchase, or incur any obligation to purchase, any capital stock of Borrower either (a) during the Term-Out Period or (b) if, prior to or after giving effect to the declaration and payment of any Dividend or purchase of such stock, there shall exist any Event of Default under this Agreement or any violation of any Financial Covenant Test (without regard to whether the Term Out Period has commenced).
          8.2 Indebtedness. Neither Borrower nor any Guarantor will create, incur or suffer to exist any Indebtedness, except, without duplication and without duplication as to Borrower and Guarantors:
     (i) The Loans.
     (ii) Indebtedness existing on the date hereof (and not otherwise permitted under this Section 8.2) and described in Schedule 8.2 hereto and Refinancing Indebtedness with respect thereto.
     (iii) Indebtedness of Borrower’s mortgage lending and financial asset management Subsidiaries.
     (iv) Rate Hedging Obligations.
     (v) Intercompany Indebtedness between Borrower, any Guarantor and/or any Subsidiary (subject to the limitations contained in Section 8.5(vii)).
     (vi) Trade accounts payable and accrued expenses arising or occurring in the ordinary course of business.
     (vii) Indebtedness constituting Capitalized Lease Obligations.
     (viii) Indebtedness with respect to Letters of Credit (including Facility Letters of Credit).
     (ix) Indebtedness secured by purchase-money Liens permitted under Section 8.6(iii).

     (x) Subordinated Indebtedness.
     (xi) Non-Recourse Indebtedness incurred in the ordinary course of business.
     (xii) Performance bonds, completion bonds, guarantees of performance, and guarantees of Indebtedness of a special district entered into in the ordinary course of business.
     (xiii) Indebtedness of a Person existing as of the time of the Acquisition of such Person by Borrower or any Guarantor, provided that, after giving effect to such Acquisition, Borrower is in compliance with the terms of this Agreement (including without limitation the Financial Covenant Tests).
     (xiv) Indebtedness evidenced by the Senior Notes and Refinancing Indebtedness with respect thereto.
     (xv) Public Indebtedness, so long as such Indebtedness is either Subordinated Indebtedness or pari passu with the Obligations (or Guarantors’ obligations under the Guaranties, if applicable).
     (xvi) Indebtedness of Borrower or a Guarantor secured by a Lien on real property owned by Borrower or such Guarantor, where (A) the real property is not related to Housing Units or Land Under Development, and (B) the aggregate outstanding amount of such Indebtedness, plus all amounts committed but undisbursed in connection with such Indebtedness, does not exceed seventy-five percent (75%) of the fair market value of the real property encumbered by such Lien.
     (xvii) Indebtedness, except Public Indebtedness, not otherwise permitted by this Section 8.2 in an aggregate amount outstanding at any time not to exceed $60,000,000.
     (xviii) From and after, but not prior to, the first to occur of (A) the Term Out Date and (B) the day that is two years prior to the Facility Maturity Date (as the same may be extended pursuant to this Agreement), Indebtedness secured by a Lien permitted under Section 8.6(xxi).
     (xix) Indebtedness of Borrower which arises pursuant to a guarantee of payment or collection executed by Borrower, guaranteeing the Indebtedness of one or more Guarantors which is permitted under clauses (i) through (xviii) of this Section 8.2.
          8.3 Merger. Neither Borrower nor any Guarantor will merge or consolidate with or into any other Person, unless:

     (i) (A) any Guarantor is merging with any other Guarantor; (B) any Guarantor is merging with Borrower, and Borrower is the continuing corporation; (C) a Guarantor is merging with a Person that is not a Subsidiary of Borrower and such transaction is in compliance with the provisions of Section 8.4(b); or (D) a Non-Guarantor Subsidiary is merging with Borrower or any Guarantor, and Borrower or a Guarantor, as applicable, is the continuing corporation; and
     (ii) no Event of Default shall exist or shall occur after giving effect to such transaction; and
     (iii) after giving effect to such transaction, Borrower shall be in compliance with the Financial Covenant Tests; and
     (iv) (a) the other Person to the transaction is in a Related Business or (b) if not in a Related Business, such transaction is in compliance with the provisions of Section 8.5(vii), and Borrower or a Guarantor, if involved in the merger, is the continuing corporation; and
     (v) the transaction is not otherwise prohibited under this Agreement.
          8.4 Sale of Assets.
     (a) Neither Borrower nor any Guarantor will lease, sell or otherwise dispose of its Property, in a single transaction or a series of transactions, to any other Person (other than Borrower or another Guarantor) except for (i) sales or leases in the ordinary course of business, (ii) leases, sales or other dispositions of its Property that, together with all other Property of Borrower and Guarantors previously leased, sold or disposed of (other than in the ordinary course of business) as permitted by this Section during the month in which any such lease, sale or other disposition occurs, do not constitute a Material Portion of the Property of Borrower and Guarantors (taken as a whole) and (iii) transfers of assets by a Guarantor to another Guarantor (including any Subsidiary that becomes a Guarantor by executing and delivering a Guaranty to Administrative Agent at the time at which such assets are transferred to such Subsidiary).
     (b) Borrower shall not sell or transfer or cause to be sold or transferred (other than to Borrower or another Guarantor), in a single transaction or a series of transactions (i) all or substantially all of the assets of any Guarantor or (ii) such securities or other ownership interests in a Guarantor as would result in such Guarantor ceasing to be a Subsidiary of Borrower (whether by merger, consolidation, sale, assignment or otherwise) unless (A) any such transaction is (and, if it were the sale of all of the assets of such Guarantor, such transaction would be) in compliance with the provisions of Section 8.4(a) and (B) following such transaction and the release of such Guarantor provided for below, Borrower would be in compliance with its obligations under this Agreement. Upon not less than 30 days’ prior written request from Borrower, accompanied by a certificate of Borrower certifying as to the foregoing, Administrative Agent shall deliver, at the time of the consummation of such transaction, a release of such Guarantor from its obligations under the Guaranty, and such entity shall cease to be a Guarantor hereunder.
     (c) For purposes of this Section 8.4, “Material Portion” means, with respect to the Property of Borrower and Guarantors (taken as a whole), Property which represents more than 25% of the book value of all assets of Borrower and Guarantors (taken as a whole). If a Material Portion of the Property of Borrower and Guarantors (taken as a whole) is leased, sold or disposed of in violation of this Section 8.4, Borrower shall pay to Administrative Agent for the benefit of Lenders at the time of such lease, sale or disposal, all amounts owed by Borrower pursuant to Section 2.2, taking into account the effect of such lease, sale or disposal.
          8.5 Investments and Acquisitions. Neither Borrower nor any Guarantor will make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:
     (i) Investments in Cash Equivalents.
     (ii) Loans or advances made to officers, directors or employees of Borrower or any Guarantor or any Subsidiary.
     (iii) Carryback loans made in the ordinary course of business in conjunction with the sale of Property of Borrower or such Guarantor.
     (iv) Investments in interests in issuances of collateralized mortgage obligations, mortgages, mortgage loan servicing or other mortgage related assets.
     (v) Investments in contract rights granted by, entitlements granted by, interests in securities issued by, or tangible assets of, political subdivisions or enterprises thereof related to the home building or real estate operations of Borrower or any Guarantor or any Subsidiary, including without limitation Investments in special districts as described in Section 8.2(xii).
     (vi) Investments in existing Subsidiaries (subject, in the case of Non-Guarantor Subsidiaries, to the provisions of Section 8.5(vii)) and other Investments in existence on the date hereof.
     (vii) Investments in (A) Non-Guarantor Subsidiaries or (B) other Persons whose primary business is not a Related Business, in an amount (in the aggregate for both clause (A) and clause (B)) outstanding at any one time not to exceed 25% of Adjusted Consolidated Tangible Net Worth, provided that retained earnings of such Non-Guarantor Subsidiaries and Persons described in clause (B) shall not be deemed part of such Investment.
     (viii) The Acquisition of or Investment in a business or entity engaged primarily in a Related Business, provided that (a) immediately upon the consummation of any such Acquisition or Investment Borrower and each Guarantor is in compliance with the terms, covenants and conditions of this Agreement (including without limitation the Financial Covenant Tests and the provisions of Section 8.5(vii)), and (b) Borrower shall deliver to Administrative Agent a certificate, signed by an Authorized Officer, certifying to the best knowledge of Borrower, that, on the date of, and taking into account, the consummation of such Acquisition, and based on the reasonable assumptions set forth in such Certificate, no Event of Default has occurred and is continuing, and Borrower is in compliance with the Financial Covenant Tests.
     (ix) The creation of new Subsidiaries engaged primarily in a Related Business (or the purpose of which is principally to preserve the use of a name in which such business is conducted), subject to the limitations contained in Section 8.5(vii).
     (x) Stock, obligations or securities received in satisfaction of debts owing to Borrower or any Guarantor in the ordinary course of business.
     (xi) Pledges or deposits in cash by Borrower or a Guarantor to support surety bonds, performance bonds or guarantees of completion in the ordinary course of business.
     (xii) Loans representing intercompany Indebtedness between Borrower, any Guarantor and/or any Subsidiary, subject to the limitations contained in Section 8.5(vii).
     (xiii) Investments pursuant to Borrower’s or a Guarantor’s employment compensation plans or agreements.
     (xiv) Payments on account of the purchase, redemption or other acquisition or retirement for value, or any payment in respect of any amendment (in anticipation of or in connection with any such retirement, acquisition or defeasance) in whole or in part, of any shares of capital stock or other securities of Borrower, but only to the extent the same is permitted under the Indenture.
     (xv) Investments, in addition to those enumerated in this Section 8.5, in an aggregate amount outstanding at any time not to exceed $5,000,000.

          8.6 Liens. Neither Borrower nor any Guarantor will create, incur, or suffer to exist any Lien in, of or on the Property of Borrower or any Guarantor, except:
     (i) Permitted Liens.
     (ii) Liens for taxes, assessments or governmental charges or levies which solely encumber property abandoned or in the process of being abandoned and with respect to which there is no recourse to Borrower or any Guarantor or any Subsidiary.
     (iii) Purchase-money Liens on any Property hereafter acquired or the assumption of any Lien on Property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a Lien incurred in connection with any conditional sale or other title retention or a Capitalized Lease; provided that:
     (a) Any Property subject to any of the foregoing is acquired by Borrower or any Guarantor in the ordinary course of its respective business and the Lien on any such Property attaches to such asset concurrently or within ninety (90) days after the acquisition thereof;
     (b) The obligation secured by any Lien so created, assumed, or existing shall not exceed ninety percent (90%) of the cost the Property covered thereby by Borrower or any Guarantor acquiring the same; and
     (c) Each Lien shall attach only to the Property so acquired.
     (iv) Liens existing on the date hereof (and not otherwise permitted under this Section 8.6) and described in Schedule 8.6 hereto and Liens securing Refinancing Indebtedness with respect thereto, but only to the extent such Liens encumber the same collateral in whole or in part as the previous Liens securing the Indebtedness being refunded, refinanced or extended.
     (v) Liens incurred in the ordinary course of business not otherwise permitted by this covenant, provided that the aggregate amount of Indebtedness secured by such Liens outstanding at any time shall not exceed $60,000,000.
     (vi) Judgments and similar Liens arising in connection with court proceedings; provided the execution or enforcement thereof is stayed and the claim is being contested in good faith, with adequate reserves therefor being maintained by Borrower or such Guarantor in accordance with GAAP.

     (vii) Liens securing Non-Recourse Indebtedness of Borrower or any Guarantor, where the amount of such Indebtedness is greater than fifty percent (50%) of the fair market value of the Property encumbered by the Liens.
     (viii) Liens existing with respect to Indebtedness of a Person acquired in an Acquisition permitted by this Agreement.
     (ix) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
     (x) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts, utility services and other obligations of like nature in each case incurred in the ordinary course of business.
     (xi) Leases or subleases granted to others not materially interfering with the ordinary course of business of Borrower or any Guarantor.
     (xii) Any interest in or title of a lessor to property subject to any Capitalized Lease Obligations.
     (xiii) Liens in favor of the trustee named therein arising under the Indenture and liens for trustee’s fees and similar costs under any Refinancing Indebtedness of the Senior Notes.
     (xiv) Any option, contract or other agreement to sell or purchase an asset or participate in the income or revenue derived therefrom.
     (xv) Any legal right of, or right granted in good faith to, a lender or lenders to which Borrower or a Guarantor may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts, or monies of Borrower or a Guarantor with or held by such lender or lenders.
     (xvi) Any pledge or deposit of cash or property by Borrower or any Guarantor in conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements or as otherwise required by political subdivisions or other governmental authorities in the ordinary course of business.
     (xvii) Liens incurred in the ordinary course of business as security for Borrower’s or any Guarantor’s obligations with respect to indemnification in favor of title insurance providers.

     (xviii) Letters of Credit, bonds or other assets pledged to secure insurance in the ordinary course of business.
     (xix) Liens on assets securing warehouse lines of credit and other credit facilities to finance the operations of Borrower’s mortgage lending Subsidiaries and/or financial asset management Subsidiaries and Liens related to issuances of CMOs and mortgage-related securities, so long as such assets are owned by such mortgage lending Subsidiaries and financial asset Subsidiaries.
     (xx) Liens described in Section 8.2(xvi) securing the Indebtedness described therein, so long as (i) each such Lien attaches only to the real property described in Section 8.2(xvi) and (ii) the obligation secured by such Lien is limited to repayment of the Indebtedness permitted under Section 8.2(xvi).
     (xxi) From and after, but not prior to, the first to occur of (A) the Term Out Date and (B) the day that is two years prior to the Facility Maturity Date (as the same may be extended pursuant to this Agreement), Liens incurred in the ordinary course of business not otherwise permitted by this covenant, provided that (1) the Liens encumber real property owned by the obligor of the applicable Indebtedness, provided that Borrower or any Guarantor may be the obligor of such Indebtedness and Borrower or any Guarantor may guarantee such Indebtedness, and (2) the obligations secured by any Lien shall not exceed eighty percent (80%) of the fair market value of the real property encumbered thereby (if the obligations do not relate to the construction of improvements on, or development of, the real property) or eighty percent (80%) of the value of the real property encumbered thereby as if all improvements to be located thereon have been completed (if the obligations relate to the construction of improvements on the real property), as applicable.
Notwithstanding anything herein to the contrary, neither Borrower nor any Guarantor will, create, incur, or suffer to exist any Lien in, of or on the capital stock of any Guarantor.
          8.7 Affiliates. Neither Borrower nor any Guarantor will enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than a Subsidiary) except (i) in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Guarantor’s business and upon fair and reasonable terms no less favorable to Borrower or such Guarantor than Borrower or such Guarantor would obtain in a comparable arms-length transaction, (ii) Investments permitted under Section 8.5, (iii) pursuant to employment compensation plans and agreements, and (iv) with officers, directors and employees of Borrower or any Subsidiary so long as the same are duly authorized pursuant to the articles of incorporation or bylaws (or procedures conducted in accordance therewith) of Guarantor or Borrower.

          8.8 Modifications to Certain Indebtedness. Neither Borrower nor any Guarantor will make any amendment or modification to the subordination provisions of any indenture, note or other agreement evidencing or governing (i) as to Borrower, any Subordinated Indebtedness, and (ii) as to any Guarantor, Indebtedness that has been subordinated to Guarantor’s obligations under the Guaranty.
          8.9 Amendments of Indenture or Senior Notes. Neither Borrower nor any Guarantor will amend or modify the Indenture or the Senior Notes, except for amendments or modifications that do not (i) impose upon Borrower or any Guarantor obligations not contained therein as of the date of this Agreement (except as otherwise hereinafter provided), or (ii) otherwise adversely affect Borrower or any Guarantor. Nothing contained in this Section 8.9 shall (a) prohibit issuance by Borrower of additional Senior Notes pursuant to the Indenture, provided the same does not violate any other provision of this Agreement or (b) prohibit any Guarantor from guarantying the obligations of Borrower under the Senior Notes and Indenture.
          8.10 Negative Pledge. Neither Borrower nor any Guarantor will directly or indirectly enter into any agreement (other than (A) this Agreement, (B) the Indenture and any indenture or similar agreement executed in connection with any Refinancing Indebtedness of the Senior Notes and (C) any indenture or similar agreement executed in connection with any Public Indebtedness permitted under Section 8.2(xv)) with any Person that prohibits or restricts or limits the ability of Borrower or Guarantors to create, incur, pledge or suffer to exist any Lien in favor of Lenders granted pursuant to the terms of this Agreement upon any real property assets of Borrower or any Guarantor; provided, however, that those agreements creating Liens permitted under Sections 8.6(iii), (iv), (vii), (viii), (xix), (xx) and (xxi) may prohibit, restrict or limit other Liens on those assets encumbered by the Liens created by such agreements.
ARTICLE IX
FINANCIAL COVENANTS
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
          9.1 Consolidated Tangible Net Worth Test. Consolidated Tangible Net Worth shall not be less than (i) $1,360,000,000 plus (ii) fifty percent (50%) of consolidated net income of Borrower and the Guarantors earned after September 30, 2005 (excluding any quarter in which there is a loss but applying consolidated net income of Borrower and the Guarantors thereafter first to such loss before determining fifty percent (50%) of such amount for purposes of this calculation) plus (iii) fifty percent (50%) of the net proceeds or other consideration received by Borrower for capital stock issued by Borrower after September 30, 2005, minus (iv) the lesser of (A) the aggregate amount paid by Borrower after September 30, 2005 to repurchase its common stock and (B) $300,000,000, (the foregoing covenant, as adjusted as provided in the next succeeding sentence, is herein referred to as the “Consolidated Tangible Net Worth Test”). Notwithstanding the foregoing, in the event that Borrower shall at any time engage in an Acquisition for a purchase price equaling or exceeding $100,000,000, Borrower may irrevocably elect, by notice to the Administrative Agent given prior to the last day of the fiscal quarter in which such Acquisition occurs, to adjust minimum Consolidated Tangible Net Worth for the Consolidated Tangible Net Worth Test to the following amount: (i) 80% of the Consolidated Tangible Net Worth immediately following the closing of such Acquisition, plus (ii) an amount equal to 50% of the consolidated net income of Borrower and Guarantors earned after the closing of such Acquisition (excluding any quarter in which there is a loss but applying net income thereafter first to such loss before determining 50% of such amount for purposes of this calculation), plus (iii) 50% of the net proceeds or other consideration received by Borrower for any capital stock issued after the closing of such Acquisition, minus (iv) the lesser of (A) the aggregate amount paid by Borrower after the closing of such Acquisition to repurchase its common stock and (B) the amount (but not less than zero) obtained by subtracting from $300,000,000 the aggregate amount (if any) paid by Borrower to repurchase its common stock after September 30, 2005 and prior to such Acquisition. Borrower may make the election under the preceding sentence only if it makes the corresponding election under Section 9.3 at the same time. Borrower’s compliance with the Consolidated Tangible Net Worth Test shall be measured on a quarterly basis, based on the financial statements delivered to Administrative Agent pursuant to Section 7.1. Borrower’s failure to satisfy the Consolidated Tangible Net Worth Test shall not constitute an Event of Default or an Unmatured Event of Default; provided, however, that if Borrower fails to satisfy the Consolidated Tangible Net Worth Test at the end of any fiscal quarter, then the Term Out Period shall commence on the first day following such fiscal quarter as provided in Section 2.22.
          9.2 Leverage Test; Interest Coverage Test.
     (a) Leverage Test. The Leverage Ratio shall not exceed the then applicable Permitted Leverage Ratio (the “Leverage Test”).
     (b) Interest Coverage Test. If at any time Borrower shall fail to maintain, for two (2) consecutive fiscal quarters, a ratio, determined as of the last day of each fiscal quarter for the four-quarter period ending on such day, of (i) EBITDA for such period to (ii) Consolidated Interest Incurred for such period, of at least 2.00 to 1.0 (the “Interest Coverage Test”), then the Permitted Leverage Ratio for the same fiscal quarter with respect to which Borrower shall have so failed the Interest Coverage Test (i.e., the second of such two (2) consecutive fiscal quarters, which quarter is herein referred to as the “Coverage Test Failure Quarter”), shall be decreased as follows: (i) if the Permitted Leverage Ratio for the fiscal quarter preceding the Coverage Test Failure Quarter was 55%, the Permitted Leverage Ratio shall be decreased by 5% to 50%; and (ii) if the Permitted Leverage Ratio for the fiscal quarter preceding the Coverage Test Failure Quarter was less than 55%, the Permitted Leverage Ratio shall be decreased by 2.5%.
     (c) Adjustment of Permitted Leverage Ratio. If at any time at which the Permitted Leverage Ratio is less than 55%, Borrower shall satisfy the Interest Coverage Test (which for purposes of this Section 9.2(c) shall be deemed satisfied only if, on the same day on which Borrower satisfies the Interest Coverage Test, Borrower is also in compliance with the Leverage Test), then the Permitted Leverage Ratio, effective as of the fiscal quarter immediately following the fiscal quarter with respect to which Borrower shall have so satisfied the Interest Coverage Test, shall be increased as follows: (i) upon satisfaction of the Interest Coverage Test on a date on which the Permitted Leverage

Ratio is 50%, the Permitted Leverage Ratio for the next fiscal quarter shall be increased to 55%; and (ii) upon satisfaction of the Interest Coverage Test on a date on which the Permitted Leverage Ratio is less than 50%, the Permitted Leverage Ratio for the next fiscal quarter shall be increased by 2.5%. In no event shall the Permitted Leverage Ratio exceed 55%.
     (d) Effectiveness of Change in Permitted Leverage Ratio. Any decrease of the Permitted Leverage Ratio provided for in this Section 9.2 shall be effective as of the Coverage Test Failure Quarter as provided in Section 9.2(b), and the Permitted Leverage Ratio (as so decreased) shall remain in effect thereafter unless and until adjusted as provided in Section 9.2(b) or (c). Any increase in the Permitted Leverage Ratio shall be effective as of the fiscal quarter next succeeding the fiscal quarter in which Borrower satisfies the Interest Coverage Test as provided in Section 9.2(c), and the Permitted Leverage Ratio (as so increased) shall remain in effect thereafter unless and until adjusted as provided in Section 9.2(b) or (c)
     (e) Measure of Compliance. Borrower’s satisfaction of the Interest Coverage Test shall be measured on a quarterly basis, based on the financial statements delivered to Administrative Agent pursuant to Section 7.1. A failure to satisfy the Leverage Test or the Interest Coverage Test shall not constitute an Event of Default or an Unmatured Event of Default; provided, however, if Borrower fails to satisfy the Leverage Test for two (2) consecutive fiscal quarters (the first of which may be the Coverage Test Failure Quarter), then the Term Out Period shall commence on the day following such fiscal quarter as provided in Section 2.22.
          9.3 Consolidated Tangible Net Worth Floor. Consolidated Tangible Net Worth shall not be less than (i) $850,000,000, plus (ii) an amount equal to 50% of the quarterly consolidated net income of Borrower and Guarantors earned after September 30, 2005 (excluding any quarter in which there is a loss but applying consolidated net income thereafter first to such loss before determining 50% of such amount for purposes of this calculation), plus (iii) 50% of the net proceeds or other consideration received by Borrower for any capital stock issued after September 30, 2005. Notwithstanding the foregoing, in the event that Borrower shall at any time engage in an Acquisition for a purchase price equaling or exceeding $100,000,000, Borrower may irrevocably elect, by notice to the Administrative Agent given prior to the last day of the fiscal quarter in which such Acquisition occurs, to adjust the minimum Consolidated Tangible Net Worth for this covenant to the following amount: (i) 50% of Consolidated Tangible Net Worth immediately following the closing of such Acquisition, (ii) an amount equal to 50% of the consolidated net income of Borrower and Guarantors earned after the closing of such Acquisition (excluding any quarter in which there is a loss but applying net income thereafter first to such loss before determining 50% of such amount for purposes of this calculation) and (iii) 50% of the net proceeds or other consideration received by Borrower for any capital stock issued after the closing of such Acquisition. Borrower may make the election under the preceding sentence only if it makes the corresponding election under Section 9.1 at the same time. Borrower’s compliance with the foregoing covenant shall be measured on a quarterly basis, based on the financial statements delivered to Administrative Agent pursuant to Section 7.1.

          9.4 Land-Owned Test. At any time that Borrower does not have an Investment Grade Rating, Borrower will not permit the ratio of (i) the Adjusted Book Value of Land Owned to (ii) Adjusted Consolidated Tangible Net Worth, to exceed 1.25 to 1.00 (the “Land-Owned Test”). Borrower’s compliance with the Land-Owned Test shall be measured on a quarterly basis based on the financial statements delivered to Administrative Agent pursuant to Section 7.1. Borrower’s failure to comply with the Land-Owned Test shall not constitute an Event of Default or an Unmatured Event of Default, but there shall be excluded from the Borrowing Base, as of the last day of the quarter in which such non-compliance with the Land-Owned Test occurs, Land Under Development, Entitled Land and/or Finished Lots (as selected by Borrower) having an aggregate book value equal to the amount by which the Adjusted Book Value of Land Owned would be required to be reduced to bring Borrower into compliance with the Land-Owned Test as of such day.
          9.5 Spec Unit Inventory Test. At any time that Borrower does not have an Investment Grade Rating, Borrower will not permit the aggregate number of all Spec Units owned by Borrower or any Guarantor to exceed the greater of (i) fifty percent (50%) of the number of Housing Unit Closings during the preceding twelve (12) months, or (ii) the number of Housing Unit Closings during the preceding six (6) months (the “Spec Unit Inventory Test”). Borrower’s compliance with the Spec Unit Inventory Test shall be measured on a quarterly basis based on the financial statements delivered to Administrative Agent pursuant to Section 7.1. Borrower’s failure to comply with the Spec Unit Inventory Test shall not constitute an Event of Default or an Unmatured Event of Default, but there shall be excluded from the Borrowing Base, as of the last day of the quarter in which such non-compliance with the Spec Unit Inventory Test occurs, Spec Units (as selected by Borrower) that would be sufficient in number to bring Borrower into compliance with the Spec Unit Inventory Test as of such day.
ARTICLE X
EVENTS OF DEFAULT
     The occurrence of any one or more of the following events shall constitute an Event of Default:
          10.1 Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of Borrower or any Guarantor to Lenders, any Issuing Bank or Administrative Agent under or in connection with this Agreement, any other Loan Document or any certificate or information delivered in connection with this Agreement or any other Loan Document shall not be true and correct in any material respect on the date as of which made, and, with respect to any matter which is reasonably capable of being cured, Borrower or such Guarantor, as applicable, shall have failed to cure the occurrence causing the representation or warranty to be materially untrue or incorrect within thirty (30) days after notice thereof by Administrative Agent to Borrower.
          10.2 Non-payment. Nonpayment of principal of any Note when due (including without limitation non-payment under clause (D) of Section 2.21(c)), or nonpayment of interest upon any Note or of any fees or other obligations under any of the Loan Documents within five (5) days after billing therefor by Administrative Agent or Lenders.
          10.3 Other Defaults. The breach by Borrower (other than a breach which constitutes an Event of Default under any other Section of this Article X) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after notice thereof to Borrower.
          10.4 Other Indebtedness.
     (a) Failure of Borrower or any Guarantor to pay when due (after any applicable grace period and after notice from the holder thereof) any Indebtedness (other than Non-Recourse Indebtedness) equal to or exceeding $10,000,000 (in the aggregate); or
     (b) The default (after any applicable grace period and after notice from the holder thereof) by Borrower or any Guarantor in the performance of any term, provision or condition contained in any agreement under which any Indebtedness (other than Non-Recourse Indebtedness) equal to or exceeding $10,000,000 (in the aggregate) was created or is governed; or
     (c) Any other event shall occur or condition exist (after any applicable grace period and after notice from the holder thereof), the effect of which is to cause, or to permit the holder or holders of any Indebtedness (other than Non-Recourse Indebtedness) of Borrower or any Guarantor equal to or exceeding $10,000,000 to cause such Indebtedness to become due prior to its stated maturity; or
     (d) Any Indebtedness (other than Non-Recourse Indebtedness) of Borrower or any Guarantor equal to or exceeding $10,000,000 (in the aggregate) shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof (after any applicable grace period and after notice from the holder thereof); or
     (e) Borrower or any Guarantor shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.
          10.5 Bankruptcy. Borrower or any Guarantor shall:
          (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect;
          (ii) make an assignment for the benefit of creditors;
          (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of the Property of Borrower and Guarantors;

          (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file, within the applicable time period for the filing thereof, an answer or other pleading denying the material allegations of any such proceeding filed against it; or
          (v) fail to contest in good faith any appointment or proceeding described in Section 10.6.
          10.6 Receiver. A receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Guarantor or any Substantial Portion of the Property of Borrower and Guarantors without the application, approval or consent of Borrower or any Guarantor, or a proceeding described in Section 10.5(iv) shall be instituted against Borrower or any Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.
          10.7 Judgment. Borrower or any Guarantor shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $10,000,000 which has not been stayed on appeal or is not otherwise being appropriately contested in good faith and for which contested judgments adequate reserves are being maintained by Borrower or such Guarantor in accordance with GAAP.
          10.8 Unfunded Liabilities. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $5,000,000 or any Reportable Event shall occur in connection with any Plan, which Reportable Event has had or would reasonably be expected to have a Material Adverse Effect.
          10.9 Withdrawal Liability. Borrower, any Guarantor or any member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by Borrower or any Guarantor or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $2,000,000 per annum; provided, however, that such event shall not constitute an Event of Default as long as Borrower, such Guarantor or the Controlled Group member, as applicable, is contesting in good faith the imposition of withdrawal liability.
          10.10 Increased Contributions. Borrower, any Guarantor, or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, if as a result of such reorganization the aggregate annual contributions of Borrower, Guarantors and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization occurs by an amount exceeding $5,000,000.
          10.11 Change in Control. Any Change in Control shall occur.
          10.12 Dissolution. The dissolution or liquidation of Borrower or any Guarantor shall occur, except as permitted under Section 8.3.
          10.13 Guaranty. The Guaranty shall fail to remain in full force or effect with respect to any Guarantor or any action shall be taken by any Guarantor to discontinue or to assert the invalidity or unenforceability of the Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty, or any Guarantor denies that it has any further liability under the Guaranty or gives notice to such effect.
          10.14 Consolidated Tangible Net Worth Covenant. The breach by Borrower of the covenant contained in Section 9.3.
          10.15 No Defaults. The occurrence of any of the following events shall specifically not be an Event of Default or an Unmatured Event of Default under this Agreement:
     (a) The breach of any Financial Covenant Test (except that the breach by Borrower of the covenant in Section 9.3 shall constitute an Event of Default, notwithstanding that it also constitutes a breach of a Financial Covenant Test).
     (b) The breach of the Land-Owned Test (except that the same shall result in the exclusion of certain assets from the Borrowing Base to the extent provided for in Section 9.4).
     (c) The breach of the Spec Unit Inventory Test (except that the same shall result in the exclusion of certain assets from the Borrowing Base to the extent provided for in Section 9.5).
     (d) If any Guarantor shall apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or for a Significant Amount of its Property, or if a receiver, custodian, trustee, examiner, liquidator or similar official shall be appointed for any Guarantor without its application, approval or consent for it or for a Significant Amount of its Property; provided, however, that upon the occurrence and during the continuation of the foregoing, all Property of such Guarantor shall be automatically excluded from the Borrowing Base; and provided further, that upon any such appointment for any Property of any Guarantor that is not a Significant Amount of its Property (which appointment shall not be an Event of Default or Unmatured Event of Default under this Agreement), such Property shall be automatically excluded from the Borrowing Base. “Significant Amount” means, with respect to the Property of such Guarantor and its Subsidiaries, taken as a whole, Property which represents more than 10% of the book value of the assets of such Guarantor as would be shown on the financial statements of such Guarantor as of the beginning of the fiscal quarter in which such determination is made, all as determined in accordance with Agreement Accounting Principles.

ARTICLE XI
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
          11.1 Acceleration; Remedies.
     (a) If any Event of Default described in Section 10.5 or 10.6 occurs with respect to Borrower, the obligations of Lenders to make Loans and of any Issuing Bank to issue Facility Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of Administrative Agent or any Lender or Issuing Bank, Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of Facility LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied as provided in paragraph (c) below (such difference, the “Collateral Shortfall Amount”). If any other Event of Default occurs, the Required Lenders may (or Administrative Agent with the written consent of the Required Lenders shall) (i) terminate or suspend the obligations of Lenders to make Loans and of each Issuing Bank to issue Facility Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives and (ii) upon notice to Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on Borrower to pay, and Borrower shall, forthwith upon such demand and without any further notice or act, pay to Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
     (b) If at any time while any Event of Default is continuing, Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, Administrative Agent may, and at the direction of the Required Lenders shall, make demand on Borrower to pay, and Borrower shall, forthwith upon such demand and without any further notice or act, pay to Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
     (c) Administrative Agent may, at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Facility LC Obligations and any other amounts in respect of any Facility Letter of Credit or Reimbursement Agreement as shall from time to time have become due and payable by Borrower to any Lender or Issuing Bank under the Loan Documents.
     (d) At any time while any Event of Default is continuing, neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by Administrative Agent to Borrower or paid to whomever may be legally entitled thereto at such time.
     (e) If, within five (5) days after acceleration of the maturity of the Obligations or termination of the obligations of Lenders to make Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 10.5 or 10.6 with respect to Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, Administrative Agent shall, by notice to Borrower, rescind and annul such acceleration and/or termination.
     (f) Upon the occurrence of any Event of Default and upon the directive of the Required Lenders, Administrative Agent or (but only upon directive of the Required Lenders) any Lender shall proceed to protect, exercise and enforce the rights and remedies of Administrative Agent and Lenders under the Loan Documents against Borrower, any Guarantor and any other party and such other rights and remedies as are provided by law or equity.
     (g) The order and manner in which Lenders’ rights and remedies are to be exercised shall be determined by the Required Lenders in their sole discretion, and all payments received by Administrative Agent and Lenders, or any of them, shall be applied first to the costs and expenses (including attorneys’ fees and disbursements) of Administrative Agent and of Lenders, and thereafter paid pro rata to each Lender in the same proportions that each Lender’s Commitment bears to the Aggregate Commitment, without priority or preference among Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower’s obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of Administrative Agent and Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to Administrative Agent or Lenders under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Lenders hereunder or thereunder or at law or in equity.
          11.2 Amendments. Subject to the provisions of this Article XI, the Required Lenders (or Administrative Agent with the consent in writing of the Required Lenders) and Borrower (in the case of the Loan Documents other than the Guaranty) or Guarantors (in the case of the Guaranty) may enter into agreements supplemental hereto or thereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of Lenders or Borrower (in the case of the Loan Documents other than the Guaranty) or Guarantors (in the case of the Guaranty) or waiving any Event of Default hereunder; provided, however, that (a) no such supplemental agreement shall, without the consent of the Required Lenders, amend the definition of the term “Borrowing Base” or the definition of any defined term contained in the definition of the term “Borrowing Base” and (b) no such supplemental agreement shall, without the consent of each Lender affected thereby:
          (i) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate of, or extend the time of payment of, interest or fees thereon;
          (ii) Release any Guarantor from any of its obligations under the Guaranty (except as provided in Section 8.4(b));
          (iii) Change the percentage specified in the definition of Required Lenders;
          (iv) Increase the amount of the Commitment of any Lender hereunder (except as may be agreed by such Lender pursuant to Section 2.5(d)) or permit Borrower to assign its rights under this Agreement;
          (v) Amend the percentage set forth in Section 2.21(b); or
          (vi) Amend this Section 11.2, Section 12.7 or Section 14.1.
No amendment of any provision of this Agreement relating to Administrative Agent shall be effective without the written consent of Administrative Agent. Administrative Agent may waive payment or reduce the amount of the fees referred to in Section 13.9 or the fee required under Section 15.1(b)(ii)(C) without obtaining the consent of any other party to this Agreement. No amendment of any provision of this Agreement relating to Facility Letters of Credit shall be effective without the written consent of each Issuing Bank affected thereby. No amendment of any provision of this Agreement relating to Swing Line Advances shall be effective without the written consent of the Swing Line Lender.
          11.3 Preservation of Rights. No delay or omission of any Lender or Issuing Bank or Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan or the issuance, amendment or extension of a Facility Letter of Credit notwithstanding the existence of an Event of Default or the inability of Borrower to satisfy the conditions precedent to such Loan or Facility Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by Lenders (and, if applicable, Administrative Agent) required pursuant to Section 11.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to Administrative Agent, the Issuing Banks and Lenders until the Obligations have been paid in full.

ARTICLE XII
GENERAL PROVISIONS
          12.1 Survival of Representations. All representations and warranties of Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans and the issuance, amendment or extension of any Facility Letter of Credit herein contemplated.
          12.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender or Issuing Bank shall be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation effective after the date of this Agreement.
          12.3 Taxes. Any recording, intangible, filing or stamp fees or taxes or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by Borrower, together with interest and penalties, if any.
          12.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
          12.5 Entire Agreement. The Loan Documents and the letter agreement(s) referred to in this Agreement embody the entire agreement and understanding among Borrower, Guarantors, Administrative Agent and Lenders and supersede all prior agreements and understandings among Borrower, Guarantors, Administrative Agent, and Lenders relating to the subject matter thereof.
          12.6 Nature of Obligations; Benefits of this Agreement.
          (a) The respective obligations of Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.
          (b) This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
          12.7 Expenses; Indemnification. Borrower shall reimburse Administrative Agent for any reasonable outside attorneys’ fees and costs paid or incurred by Administrative Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. Borrower also agrees to reimburse Administrative Agent, Lenders and each Issuing Bank for any reasonable costs and out-of-pocket expenses (including reasonable outside attorneys’ fees and time charges of attorneys for Administrative Agent, Lenders and such Issuing Bank) paid or incurred by Administrative Agent, any Lender or such Issuing Bank in connection with the collection and enforcement of the Loan Documents. Borrower further agrees to indemnify Administrative Agent and each Lender and Issuing Bank, and their respective Affiliates, directors, officers and employees (the “Related Parties”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not Administrative Agent or any Lender or Issuing Bank is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder (except to the extent the same is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of the indemnified Person or the failure of the indemnified Person to comply with regulatory requirements applicable to it). The obligations of Borrower under this Section shall survive the termination of this Agreement.
          12.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to Administrative Agent with sufficient counterparts so that Administrative Agent may furnish one to each of Lenders.
          12.9 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP applied on a basis consistent with the consolidated audited financial statements of Borrower as of December 31, 1994 (“Agreement Accounting Principles”). If any change in GAAP from the principles used in preparing such statements would have a material effect upon the results of any calculation required by or compliance with any provision of this Agreement, then such calculation shall be made or calculated and compliance with such provision shall be determined using accounting principles used in preparing the consolidated audited financial statements of Borrower as of December 31, 1994. For purposes of determining compliance by the Borrower with the covenants in this Agreement, the application of Financial Accounting Standards Board Interpretation Number 46 shall be disregarded with respect to a financial consolidation of any Person which is not a Subsidiary of the Borrower.
          12.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
          12.11 Nonliability of Lenders and Issuing Banks. The relationship between Borrower and Lenders and Administrative Agent shall be solely that of borrower and lender. Neither Administrative Agent nor any Lender or Issuing Bank shall have any fiduciary responsibilities to Borrower. Neither Administrative Agent nor any Lender or Issuing Bank undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.
          12.12 CHOICE OF LAW. THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

          12.13 Arbitration. Subject to the provisions of this Section 12.13, Borrower, Lenders and Administrative Agent agree to submit to binding arbitration any and all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents if permitted by law or a contract between them and such persons) relating to this Agreement and the Loan Documents and the negotiation, execution, collateralization, administration, repayment, modification, extension or collection thereof or arising thereunder. Such arbitration shall proceed in New York, New York shall be governed by New York law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), as modified in this Section 12.13. Judgment upon the award rendered by each arbitrator(s) may be entered in any court having jurisdiction.
     (a) Nothing in the preceding paragraph, nor the exercise of any right to arbitrate thereunder, shall limit the right of any party hereto (1) subject to provisions of applicable law, to exercise self-help remedies such as setoff or repossession or other self-help remedies provided in this Agreement or any other Loan Document; or (2) to obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment, or appointment of a receiver from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding, or (3) to defend or obtain injunctive or other equitable relief from a court of competent jurisdiction against the foregoing or assert mandatory counterclaims, if any, prior to and during the pendency of a determination in arbitration of issues of performance, default, damages and other such claims and disputes.
     (b) Arbitration hereunder shall be before a three-person panel of neutral arbitrators, consisting of one person from each of the following categories: (1) an attorney who has practiced in the area of commercial real estate law for at least ten (10) years; (2) a person with at least ten (10) years’ experience in real estate lending; and (3) a person with at least ten (10) years’ experience in the homebuilding industry. The AAA shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the parties shall select one person from each category in the manner established by the AAA.
     (c) In any dispute between the parties that is arbitratable hereunder, where the aggregate of all claims and the aggregate of all counterclaims is an amount less than Fifty Thousand And No/100ths Dollars ($50,000), the arbitration shall be before a single neutral arbitrator to be selected in accordance with the Commercial Rules of the American Arbitration Association and shall proceed under the Expedited Procedures of said Rules.
     (d) In any arbitration hereunder, the arbitrators shall decide (by documents only or with a hearing, at the arbitrators’ discretion) any pre-hearing motions which are substantially similar to pre-hearing motions to dismiss for failure to state a claim or motions for summary adjudication.
     (e) In any arbitration hereunder, discovery shall be permitted in accordance with the New York Code of Civil Procedure. Scheduling of such discovery may be determined by the arbitrators, and any discovery disputes shall be finally determined by the arbitrators.
     (f) The New York rules of evidence shall control the admission of evidence at the hearing in any arbitration conducted hereunder; provided, however, no error by the arbitrators in application of the rules of evidence shall be grounds, as such, for vacating the arbitrators’ award.
     (g) Notwithstanding any AAA rule to the contrary, the arbitration award shall be in writing and shall specify the factual and legal basis for the award, including findings of fact and conclusions of law.
     (h) Each party shall each bear its own costs and expenses and an equal share of the arbitrators’ costs and administrative fees of arbitration.
          12.14 Jurisdiction; Consent to Service of Process.
     (a) Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Administrative Agent or any Lender or Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.
     (b) Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Article XVI. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          12.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT

IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          12.16 Confidentiality. Each Lender and Administrative Agent agree to use commercially reasonable efforts to keep confidential any financial reports and other information from time to time supplied to them by Borrower hereunder to the extent that such information is not and does not become publicly available through or with the consent or acquiescence of Borrower, except for disclosure (i) to Administrative Agent and the other Lenders or to a Transferee, (ii) to legal counsel, accountants, and other professional advisors to a Lender, Administrative Agent or a Transferee, (iii) to regulatory officials, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) permitted by Section 15.2. Any Lender or Administrative Agent disclosing such information shall use commercially reasonable efforts to advise the Person to whom such information is disclosed of the foregoing confidentiality agreement and to direct such Person to comply therewith.
          12.17 USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies Borrower that, pursuant to the requirements of the Act, it is or may be required to obtain, verify and record information that identifies Borrower, and Guarantors which information includes the name and address of Borrower and Guarantors and other information that will allow such Lender to identify Borrower or Guarantors in accordance with the Act.
ARTICLE XIII
ADMINISTRATIVE AGENT
          13.1 Appointment. Each of the Lenders and Issuing Banks hereby irrevocably appoints Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          13.2 Rights as a Lender. The bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not Administrative Agent hereunder.

          13.3 Duties. Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event Default or Unmatured Event of Default has occurred and is continuing, (b) Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2), and (c) except as expressly set forth herein, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2) or in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Event of Default or Unmatured Event of Default (other than an Event of Default under Section 10.2) unless and until written notice thereof is given to the Administrative Agent by Borrower or a Lender, and Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
          13.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          13.5 Sub-Agents. Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          13.6 Successor Agents. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and Borrower. Administrative Agent may be removed at any time with or without cause by written notice received by Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor. The consent of Borrower shall be required to the removal of the Adminstrative Agent or appointment of a successor; provided, however, that if an Event of Default has occurred and is continuing, the consent of Borrower shall not be required. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 12.7 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          13.7 No Reliance by Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
          13.8 Agent’s Reimbursement and Indemnification. Lenders agree to reimburse and indemnify Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to the then outstanding amount of the Loans held by the Lenders) (and without relieving Borrower or Guarantors from any obligations) (i) for any amounts not reimbursed by Borrower or any Guarantor for which Administrative Agent is entitled to reimbursement by Borrower or any Guarantor under the Loan Documents, (ii) for any other expenses incurred by Administrative Agent on behalf of Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by Administrative Agent in connection with any dispute between Administrative Agent and any Lender or between two or more Lenders) that is not reimbursed by Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against Administrative Agent in connection with any dispute between Administrative Agent and any Lender or between two or more Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Administrative Agent. The obligations of Lenders under this Section 13.8 shall survive payment of the Obligations and termination of this Agreement.
          13.9 Agent and Arranger Fees. Borrower agrees to pay to Administrative Agent and Arranger, for their respective accounts, the fees agreed to by Borrower, Administrative Agent and Arranger pursuant to that certain letter agreement dated February 3, 2006, or as otherwise agreed from time to time.
          13.10 Co-Agents, Documentation Agents, Managing Agents, Senior Managing Agents, Syndication Agent, etc. No Lender identified in this Agreement as a Co-Agent, Documentation Agent, Managing Agent, Senior Managing Agent or Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to Administrative Agent in Section 13.7.
ARTICLE XIV
RATABLE PAYMENTS
          14.1 Ratable Payments. If any Lender (whether by setoff or otherwise) has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.3) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with common law right of setoff or amounts which might be subject to common law right of setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is prevented, restricted or otherwise impeded by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XV
BENEFIT OF AGREEMENT, ASSIGNMENTS; PARTICIPATIONS
          15.1 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Facility Letter of Credit), except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Facility Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, and the Lenders and Issuing Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
          (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is an Affiliate of a Lender or that is a Lender immediately prior to giving effect to such assignment.
            (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall not be less than $2,000,000 unless each of Borrower and Administrative Agent otherwise consent, provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
          (D) the assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
            (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.3 and 12.7). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 15.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
            (iv) Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent, Issuing Banks and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, any Lender or Issuing Bank, at any reasonable time and from time to time upon reasonable prior notice.
            (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)

of this Section and any written consent to such assignment required by paragraph (b) of this Section, Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.18, 2.19(d), 4.6(b) or 13.8, Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c) (i) Any Lender may, without the consent of Borrower, Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Administrative Agent, Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 and 3.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.1 as though it were a Lender, provided such Participant agrees to be subject to Section 14.1 as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.3 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.3(e) as though it were a Lender.
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          15.2 Dissemination of Information. Borrower authorizes each Lender to disclose to any Participant or any Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee” and any prospective Transferee any and all non-public information in such Lender’s possession concerning the creditworthiness of Borrower, Guarantors and their Subsidiaries; provided, that each Transferee and prospective Transferee agrees to be bound by Section 12.16 of this Agreement.
ARTICLE XVI
NOTICES
          16.1 Giving Notice. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed or delivered to such party (a) in the case of Borrower and Administrative Agent at its address set forth below its signature hereto (b), in the case of any other Lender, at its address set forth in the Administrative Questionnaire furnished by such Lender to Administrative Agent, and (c) in any case at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.
          16.2 Change of Address. Borrower, Administrative Agent and any Lender and Issuing Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XVII
COUNTERPARTS
     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower, Administrative Agent, and all Lenders.

     IN WITNESS WHEREOF, Borrower, Lenders, and Administrative Agent have executed this Agreement as of the date first above written.

BORROWER:

M.D.C. HOLDINGS, INC., a Delaware corporation

By: /s/ John J. Heaney

Name:	John J. Heaney, Senior Vice President and Treasurer

4350 South Monaco Street — Suite 500
Denver, Colorado 80237
Attention: John J. Heaney

LENDERS:

JPMORGAN CHASE BANK, N.A., Individually, as Administrative Agent and as Issuing Bank

By:	/s/ Kent A. Kaiser
Name: Kent A. Kaiser
Title: Vice President

707 Travis, Floor 6
Houston, TX 77002
Attention: Kent A. Kaiser

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Timothy S. Blake
Name: Timothy S. Blake
Title: Vice President

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

CITICORP NORTH AMERICA, INC.

By:	/s/ Malav Kakad
Name: Malav Kakad
Title: Vice President

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ David Apps
Name: David Apps
Title: Managing Director

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SUNTRUST BANK

By:	/s/ W. John Wendler
Name: W. John Wendler
Title: Senior Vice President

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Christopher E. Erickson
Name: Christopher E. Erickson
Title: Vice President

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

BANK OF AMERICA, N.A.

By:	/s/ Stephen B. Carlson
Name: Stephen B. Carlson
Title: Vice President

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

GUARANTY BANK

By:	/s/ Mark W. Cundiff
Name: Mark W. Cundiff
Title: Vice President

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

WASHINGTON MUTUAL BANK, FA
By:	/s/ Brad Johnson
Name:	Brad Johnson
Title:	Vice President

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

BNP PARIBAS
By:	/s/ Duane Helkowski
Name:	Duane Helkowski
Title:	Managing Director

By:	/s/ Simone Vinocour
Name:	Simone Vinocour
Title:	Director

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

CALIFORNIA BANK & TRUST
By:	/s/ Jeffrey M. Konieczny
Name:	Jeffrey M. Konieczny
Title:	AVP

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

COMERICA BANK
By:	/s/ Leslie Vogel
Name:	Leslie Vogel
Title:	Vice President

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMSOUTH BANK
By:	/s/ Ronny Hudspeth
Name:	Ronny Hudspeth
Title:	Sr. Vice President

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

BANK OF THE WEST

By: Name:	/s/ Jan Manista Jan Manista
Title:	Vice President

By:	/s/ Chuck Weerasooriya

Name:	Chuck Weerasooriya, CFA
Title:	Senior Vice President

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

CALYON NEW YORK BRANCH

By:	/s/ Samuel L. Hill
Name:	Samuel L. Hill
Title:	Managing Director

By:	/s/ Robert Nelson

Name:	Robert Nelson
Title:	Managing Director

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION

By: Name:	/s/ Jeff V. Aycock Jeff V. Aycock, CFA
Title:	Senior Banker

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Deputy General Manager

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

NATEXIS BANQUE POPULAIRES

By: /s/ Guillaume De Parscau

Name:	Guillaume De. Parscau
Title:	Business Development – First Vice President

By: /s/ Marie-Edith Dugeny

Name:	Marie-Edith Dugeny
Title:	Real Estate Finance, VP and Group Manager

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Douglas G. Paul

Name:	Douglas G. Paul
Title:	Senior Vice President

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

RBC CENTURA BANK, a North Carolina
banking corporation

By: /s/ Carolynn Alexander

Name:	Carolynn Alexander
Title:

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

CITY NATIONAL BANK

By:	/s/ Xavier Barrera

Name:	Xavier Barrera
Title:	Vice President

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

COMPASS BANK

By:	/s/ Larry A. Olsen

Name:	Larry A. Olsen
Title:	EVP

SIGNATURE PAGE TO M.D.C. HOLDINGS, INC.
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

FIFTH THIRD BANK

By:	/s/ Andrew D. Jones

Name:	Andrew D. Jones
Title:	Assistant Vice President

Bank One, Arizona, N.A. executes this Agreement solely for the purposes set forth in Section 4.4(f).

BANK ONE, ARIZONA, N.A.

By:	/s/ Kent A. Kaiser

Name:	Kent A. Kaiser
Title:	Vice President

707 Travis, Floor 6
Houston, TX 77002
Attention: Kent A. Kaiser

EXHIBIT A
SECOND AMENDED AND RESTATED GUARANTY

TO:	JPMORGAN CHASE BANK, N.A. as Administrative Agent for Lenders that are parties to the Second Amended and Restated Credit Agreement dated as of March 22, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among M.D.C. HOLDINGS, INC., a Delaware corporation, Lenders, and Administrative Agent, and to Lenders. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Credit Agreement.
RECITALS
                A. Pursuant to the Prior Credit Agreement, M.D.C. LAND CORPORATION, a Colorado corporation, RAH OF FLORIDA, INC., a Colorado corporation, RAH OF TEXAS, LP, a Colorado limited partnership, RAH TEXAS HOLDINGS, LLC, a Colorado limited liability company, RICHMOND AMERICAN CONSTRUCTION, INC., a Delaware corporation, RICHMOND AMERICAN HOMES OF ARIZONA, INC., a Delaware corporation, RICHMOND AMERICAN HOMES OF CALIFORNIA, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF COLORADO, INC., a Delaware corporation, RICHMOND AMERICAN HOMES OF DELAWARE, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF FLORIDA, LP, a Colorado limited partnership, RICHMOND AMERICAN HOMES OF ILLINOIS, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF MARYLAND, INC., a Maryland corporation, RICHMOND AMERICAN HOMES OF NEVADA, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF NEW JERSEY, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF PENNSYLVANIA, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF TEXAS, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF UTAH, INC., a Colorado corporation, RICHMOND AMERICAN HOMES OF VIRGINIA, INC., a Virginia corporation, RICHMOND AMERICAN HOMES OF WEST VIRGINIA, INC., a Colorado corporation, and (hereinafter collectively called “Guarantors” and individually a “Guarantor”), whose address is set forth after their signatures below, have executed and delivered a certain Amended and Restated Guaranty (the “Prior Guaranty”) dated January 28, 2005.
                B. It is a condition under the Credit Agreement that Guarantors shall execute and deliver this Second Amended and Restated Guaranty (“Guaranty”) amending and restating the Prior Guaranty.
                NOW, THEREFORE, the Prior Guaranty is hereby amended and restated in its entirety as follows:
                FOR VALUABLE CONSIDERATION, Guarantors unconditionally, jointly and severally, guarantee and promise to pay to Administrative Agent, for the benefit of Lenders and their respective successors, endorsees, transferees and assigns, or order, within one (1) business day after demand, in lawful money of the United States, (i) the Notes, principal and interest and

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all other sums payable thereunder, or at the election of Administrative Agent any one or more installments thereof, in the event that Borrower fails to punctually pay any one or more installments of the Note (principal and/or interest), or any other sum payable thereunder at the time and in the manner provided therein; and (ii) all other indebtedness of Borrower to Administrative Agent or to any Lender arising under or in connection with the Notes, the Credit Agreement or any Loan Documents (the indebtedness evidenced by the Notes together with all other indebtedness specified above is hereinafter collectively called the “Indebtedness”).
     1. The obligations of Guarantors hereunder are separate and independent of the obligations of Borrower and of any other guarantor, and a separate action or actions may be brought and prosecuted against any one or more of Guarantors whether action is brought against Borrower or any other guarantor or whether Borrower or any other guarantor is joined in any action or actions. The obligations of Guarantors hereunder shall survive and continue in full force and effect until payment in full of the Indebtedness is actually received by Administrative Agent for the benefit of Lenders and the period of time has expired during which any payment made by Borrower or any Guarantor to Administrative Agent for the benefit of Lenders may be determined to be a Preferential Payment (defined below), notwithstanding any release or termination of Borrower’s or any other guarantor’s liability by express or implied agreement with Administrative Agent or any Lender or by operation of law and notwithstanding that the Indebtedness or any part thereof is deemed to have been paid or discharged by operation of law or by some act or agreement of Administrative Agent or Lenders. For purposes of this Guaranty, the Indebtedness shall be deemed to be paid only to the extent that Administrative Agent, on behalf of Lenders, actually receives immediately available funds.
     2. Guarantors agree that to the extent Borrower or any Guarantor makes any payment to Administrative Agent or Lenders in connection with the Indebtedness, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Administrative Agent or Lenders or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a “Preferential Payment”), then this Guaranty shall continue to be effective or shall be reinstated, as the case may be, and, to the extent of such payment or repayment by Administrative Agent or Lenders, the Indebtedness or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.
     3. Guarantors are providing this Guaranty at the instance and request of Borrower to induce Administrative Agent and Lenders to extend or continue financial accommodations to Borrower. Guarantors hereby represent and warrant that Guarantors are and will continue to be fully informed about all aspects of the financial condition and business affairs of Borrower that Guarantors deem relevant to the obligations of Guarantors hereunder and hereby waive and fully discharge Administrative Agent and each Lender from any and all obligations to communicate to Guarantors any information whatsoever regarding Borrower or Borrower’s financial condition or business affairs. Guarantors acknowledge that Borrower owns, directly or indirectly, all of the issued and outstanding shares of stock of each Guarantor, that Guarantors and Borrower are engaged in related businesses, and that Guarantors will derive substantial direct and indirect benefit from the extension of credit by Lenders evidenced by the Indebtedness.

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     4. Guarantors authorize Administrative Agent and Lenders, without notice or demand and without affecting Guarantors’ liability hereunder, from time to time, to: (a) renew, modify, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Indebtedness or any part thereof, including increasing or decreasing the rate of interest thereon; (b) release, substitute or add any one or more endorsers, or other guarantors; (c) take and hold security for the payment of this Guaranty or the Indebtedness, and enforce, exchange, substitute, subordinate, waive or release any such security; (d) proceed against such security and direct the order or manner of sale of such security as Administrative Agent in its discretion may determine; and (e) apply any and all payments from Borrower, any Guarantor or any other guarantor, or recoveries from such security, in such order or manner as Administrative Agent in its discretion may determine.
     5. Guarantors waive and agree not to assert: (a) any right to require Administrative Agent or Lenders to proceed against Borrower or any other guarantor, to proceed against or exhaust any security for the Indebtedness, to pursue any other remedy available to Administrative Agent and Lenders, or to pursue any remedy in any particular order or manner; (b) the benefit of any statute of limitations affecting Guarantors’ liability hereunder or the enforcement hereof; (c) demand, diligence, presentment for payment, protest and demand, and notice of extension, dishonor, protest, demand, nonpayment and acceptance of this Guaranty; (d) notice of the existence, creation or incurring of new or additional indebtedness of Borrower to Administrative Agent or any Lender; and (e) any defense arising by reason of any disability or other defense of Borrower or by reason of the cessation from any cause whatsoever (other than payment in full of all amounts demanded to be paid by Guarantors under this Guaranty) of the liability of Borrower for the Indebtedness. Guarantors hereby expressly consent to any impairment of collateral, including, but not limited to, failure to perfect a security interest and release collateral and any such impairment or release shall not affect Guarantors’ obligations hereunder. Until payment in full of the Indebtedness, Guarantors shall have no right of subrogation and hereby waive any right to enforce any remedy which Administrative Agent and Lenders now have, or may hereafter have, against Borrower, and waive any benefit of, and any right to participate in, any security now or hereafter held by Administrative Agent on behalf of Lenders.
     6. (a) If from time to time Borrower shall have liabilities or obligations to any Guarantor, whether absolute or contingent, joint, several, or joint and several, such liabilities and obligations (the “Subordinated Indebtedness”) and any and all assignments as security, grants in trust, liens, mortgages, security interests, other encumbrances, and other interests and rights securing such liabilities and obligations shall at all times be fully subordinate to payment and performance in full of the Obligations. Guarantors agree that such liabilities and obligations of Borrower to Guarantors shall not be secured by any assignment as security, grant in trust, lien, mortgage, security interest, other encumbrance or other interest or right in any property, interests in property, or rights to property of such Borrower. Guarantors and, by their acceptance of this Guaranty, Administrative Agent and each Lender agree that (i) so long as no Event of Default has occurred and is continuing, payments of principal and interest on the Subordinated Indebtedness may be made by Borrower and accepted by Guarantors as such payments become due; and (ii) after the occurrence and during the continuation of an Event of Default, Borrower shall not make and Guarantor shall not accept any payments with respect to the Subordinated Indebtedness. If, notwithstanding the foregoing, subsequent to an Event of Default, any

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Guarantor receives any payment from Borrower, such payment shall be held in trust by such Guarantor for the benefit of Administrative Agent and Lenders, shall be segregated from the other funds of such Guarantor, and shall forthwith be paid by such Guarantor to Administrative Agent for the benefit of Lenders and applied to payment of the Obligations whether or not then due.
          (b) In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of Borrower, or the proceeds thereof, to creditors of Borrower, by reason of the liquidation, dissolution, or other winding up of Borrower’s business, or in the event of any receivership, insolvency or bankruptcy proceedings by or against Borrower, or assignment for the benefit of creditors, or of any proceedings by or against Borrower for any relief under any bankruptcy or insolvency laws, or relating to the relief of debtors, readjustment of indebtedness, reorganizations, arrangements, compositions or extensions, or of any other event whereby it becomes necessary or desirable to file or present claims against Borrower for the purpose of receiving payment thereof, or on account thereof, then and in any such event, any payment or distribution of any kind or character, either in cash or other property, which shall be made or shall be payable with respect to any Subordinated Indebtedness shall be paid over to Administrative Agent on behalf of Lenders for application to the payment of the Obligations, whether due or not due, and no payments shall be made upon or in respect of the Subordinated Indebtedness unless and until the Obligations shall have been paid and satisfied in full. In any such event, all claims of Administrative Agent and Lenders and all claims of Guarantors shall, at the option of Administrative Agent and Lenders, forthwith become due and payable without demand or notice.
          (c) In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of Borrower, or the proceeds thereof, to creditors of Borrower, by reason of the liquidation, dissolution, or other winding up of Borrower’s business, or in the event of any receivership, insolvency or bankruptcy proceedings by or against Borrower, or assignment for the benefit of creditors, or of any proceedings by or against Borrower for any relief under any bankruptcy or insolvency laws, or relating to the relief of debtors, readjustment of indebtedness, reorganizations, arrangements, compositions or extensions, or of any other event whereby it becomes necessary or desirable to file or present claims against Borrower for the purpose of receiving payment thereof, or on account thereof, each of the Guarantors irrevocably authorizes and empowers Administrative Agent, or any person Administrative Agent may designate, to act as attorney for such Guarantor with full power and authority in the name of such Guarantor, or otherwise, to make and present such claims or proofs of claims against Borrower on account of the Subordinated Indebtedness as Administrative Agent, or its appointee, may deem expedient and proper and, if necessary, to vote such claims in any proceedings and to receive and collect for the benefit of Lenders any and all dividends or other payments and disbursements made thereon in whatever form they may be paid or issued, and to give acquittance therefor and to apply same to the Obligations, and Guarantors hereby agree, from time to time and upon request, to make, execute and deliver to Administrative Agent such powers of attorney, assignments, endorsements, proofs of claim, pleadings, verifications, affidavits, consents, agreements or other instruments as may be requested by Administrative Agent in order to enable Administrative Agent and Lenders to enforce any and all claims upon, or with respect to, the Subordinated

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Indebtedness, and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or with respect to the Subordinated Indebtedness.
          (d) Except as otherwise permitted herein, should any payment or distribution or security or proceeds thereof be received by any Guarantor upon or with respect to the Subordinated Indebtedness prior to the satisfaction of the Obligations, such Guarantor will forthwith deliver the same to Administrative Agent on behalf of Lenders in precisely the form as received except for the endorsement or assignment of such Guarantor where necessary for application on the Obligations, whether due or not due, and until so delivered the same shall be held in trust by such Guarantor as property of Administrative Agent on behalf of Lenders. In the event of the failure of any Guarantor to make any such endorsement or assignment, Administrative Agent, or any of its officers or employees, on behalf of Administrative Agent, is hereby irrevocably authorized to make the same.
          (e) Each Guarantor agrees to maintain in its records notations satisfactory to Administrative Agent of the rights and priorities of Administrative Agent and Lenders hereunder, and from time to time, upon request, to furnish Administrative Agent for the benefit of Lenders with sworn financial statements. Lenders and Administrative Agent may inspect the books of account and any records of Guarantors at any time during business hours. Each Guarantor agrees that any promissory note now or hereafter evidencing the Subordinated Indebtedness shall be nonnegotiable and shall be marked with a specific statement that the indebtedness thereby evidenced is subject to the provisions of this Guaranty.
     7. (a) The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors, Administrative Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Paragraph 7(a) with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of Administrative Agent hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other person or entity shall have any right or claim under this Paragraph 7(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Guarantors hereunder shall not be rendered voidable under applicable law.
     (b) Each of the Guarantors agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor, and may exceed the aggregate Maximum Liability of all other Guarantors, without impairing this Guaranty or affecting the rights and remedies of Administrative Agent hereunder. Nothing in this Paragraph 7(b) shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

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     (c) In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor. For the purposes hereof, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantors, the aggregate amount of all monies received by such Guarantors from Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Paragraph 7(c) shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Paragraph 7(c) are for the benefit of both Administrative Agent and Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
     8. It is not necessary for Administrative Agent or any Lender to inquire into the powers of Borrower or the officers, directors, members, managers, partners, trustees or agents acting or purporting to act on its behalf, and any of the Indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
     9. Each Guarantor agrees to deliver to Administrative Agent and Lenders financial statements and other financial information relating to such Guarantor in form and level of detail, and containing certifications, as required pursuant to Section 7.1 of the Credit Agreement. Each Guarantor further agrees to comply all covenants, representations and warranties in the Credit Agreement relating to Guarantor.
     10. Guarantors agree to pay all attorneys’ fees and all other costs and expenses which may be incurred by Administrative Agent or any Lender in enforcing this Guaranty.
     11. This Guaranty sets forth the entire agreement of Guarantors, Administrative Agent and Lenders with respect to the subject matter hereof and supersedes all prior oral and written agreements and representations by Administrative Agent or any Lender to Guarantors. No modification or waiver of any provision of this Guaranty or any right of Administrative Agent or any Lender hereunder and no release of any Guarantor from any obligation hereunder shall be effective unless in a writing executed by an authorized officer of Administrative Agent and each Lender. There are no conditions, oral or otherwise, on the effectiveness of this Guaranty.

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     12. This Guaranty shall inure to the benefit of Administrative Agent and each Lender and their respective successors and assigns and shall be binding upon each Guarantor and its successors and assigns. Administrative Agent and each Lender may assign this Guaranty in whole or in part without notice.
     13. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     14. Subject to the provisions of this Paragraph 14, each Guarantor agrees, and Lenders and Administrative Agent by accepting this Guaranty agree, that they shall submit to binding arbitration any and all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents if permitted by law or a contract between them and such persons) relating to this Guaranty and the Loan Documents and the negotiation, execution, collateralization, administration, repayment, modification, extension or collection thereof or arising thereunder. Such arbitration shall proceed in New York, New York, shall be governed by New York law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) as modified in this Paragraph 14. Judgment upon the award rendered by each arbitrator(s) may be entered in any court having jurisdiction.
          (a) Nothing in the preceding paragraph, nor the exercise of any right to arbitrate thereunder, shall limit the right of any party hereto (1) subject to provisions of applicable law, to exercise self-help remedies such as setoff or repossession or other self-help remedies provided in the Credit Agreement or any other Loan Document; or (2) to obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment, or appointment of a receiver from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding, or (3) to defend or obtain injunctive or other equitable relief against the foregoing or assert mandatory counterclaims, if any, prior to and during the pendency of a determination in arbitration of issues of performance, default, damages and other such claims and disputes.
          (b) Arbitration hereunder shall be before a three-person panel of neutral arbitrators, consisting of one person from each of the following categories: (1) an attorney who has practiced in the area of commercial real estate law for at least ten (10) years; (2) a person with at least ten (10) years’ experience in real estate lending; and (3) a person with at least ten (10) years’ experience in the homebuilding industry. The AAA shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the parties shall select one person from each category in the manner established by the AAA.
          (c) In any dispute between the parties that is arbitratable hereunder, where the aggregate of all claims and the aggregate of all counterclaims is an amount less than Fifty Thousand and No/100ths Dollars ($50,000.00), the arbitration shall be before a single neutral arbitrator to be selected in accordance with the Commercial Rules of the American Arbitration Association and shall proceed under the Expedited Procedures of said Rules.

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          (d) In any arbitration hereunder, the arbitrators shall decide (by documents only or with a hearing, at the arbitrators’ discretion) any pre-hearing motions which are substantially similar to pre-hearing motions to dismiss for failure to state a claim or motions for summary adjudication.
          (e) In any arbitration hereunder, discovery shall be permitted in accordance with the New York Code of Civil Procedure. Scheduling of such discovery may be determined by the arbitrators, and any discovery disputes shall be finally determined by the arbitrators.
          (f) The New York rules of evidence shall control the admission of evidence at the hearing in any arbitration conducted hereunder, provided, however, no error by the arbitrators in application of the Rules of Evidence shall be grounds, as such, for vacating the arbitrators’ award.
          (g) Notwithstanding any AAA rule to the contrary, the arbitration award shall be in writing and shall specify the factual and legal basis for the award, including findings of fact and conclusions of law.
          (h) Each party shall each bear its own costs and expenses and an equal share of the arbitrators’ costs and administrative fees of arbitration.
     15. Jurisdiction; Consent to Service of Process.
          (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Administrative Agent or any Lender or Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement against any Guarantor or its properties in the courts of any jurisdiction.
          (b) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Guaranty irrevocably consents to service of process to the addresses and in the manner provided for notices in Article XVI of the Credit Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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     16. WAIVER OF JURY TRIAL. EACH OF THE GUARANTORS AND, BY THEIR ACCEPTANCE OF THIS CURRENCY, EACH OF THE LENDERS AND ADMINISTRATIVE AGENT HEREBY (A) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), (B) HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (C) HEREBY ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     17. Guarantors acknowledge that the rights and responsibilities of Administrative Agent under this Guaranty with respect to any action taken by Administrative Agent or the exercise or non-exercise by Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guaranty shall, as between Administrative Agent and Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between Administrative Agent and Guarantors, Administrative Agent shall be conclusively presumed to be acting as agent for Lenders with full and valid authority so to act or refrain from acting, and Guarantors shall not be under any obligation or entitlement to make any inquiry respecting such authority.
     18. Pursuant to Section 7.11 of the Credit Agreement, additional Subsidiaries shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to Administrative Agent a supplemental guaranty in the form of Exhibit A attached hereto (with blanks appropriately filled in), together with such additional supporting documentation required pursuant to Section 7.11 of the Credit Agreement.
     IN WITNESS WHEREOF these presents are executed as of March 22, 2006.

GUARANTORS:

M.D.C. LAND CORPORATION

By:

Name:	John Heaney
Title:	Vice President

RAH OF FLORIDA, INC.

By:

Name:	John Heaney
Title:	Vice President

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RAH OF TEXAS, LP

By: Richmond American Homes of Texas, Inc., its general partner

By:

Name:	John Heaney
Title:	Vice President

RAH TEXAS HOLDINGS, LLC

By:

Name:	John Heaney
Title:	Vice President

RICHMOND AMERICAN CONSTRUCTION, INC.

By:

Name:	John Heaney
Title:	Vice President

RICHMOND AMERICAN HOMES OF ARIZONA, INC.

By:

Name:	John Heaney
Title:	Vice President

RICHMOND AMERICAN HOMES OF CALIFORNIA, INC.

By:

Name:	John Heaney
Title:	Vice President

RICHMOND AMERICAN HOMES OF COLORADO, INC.

By:

Name:	John Heaney
Title:	Vice President

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RICHMOND AMERICAN HOMES OF DELAWARE, INC.

By:

Name:	John Heaney
Title:	Vice President

RICHMOND AMERICAN HOMES OF FLORIDA, LP

By:	RAH OF FLORIDA, INC, its general partner

By:

Name:	John Heaney
Title:	Vice President

RICHMOND AMERICAN HOMES OF ILLINOIS, INC.

By:

Name:	John Heaney
Title:	Vice President

RICHMOND AMERICAN HOMES OF MARYLAND, INC.

By:

Name:	John Heaney
Title:	Vice President

RICHMOND AMERICAN HOMES OF NEVADA, INC.

By:

Name:	John Heaney
Title:	Vice President

RICHMOND AMERICAN HOMES OF NEW JERSEY, INC.

By:

Name:	John Heaney
Title:	Vice President

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RICHMOND AMERICAN HOMES OF PENNSYLVANIA INC.

By:

Name:	John Heaney
Title:	Vice President

RICHMOND AMERICAN HOMES OF TEXAS, INC.

By:

Name:	John Heaney
Title:	Vice President

RICHMOND AMERICAN HOMES OF UTAH, INC.

By:

Name:	John Heaney
Title:	Vice President

RICHMOND AMERICAN HOMES OF VIRGINIA, INC.

By:

Name:	John Heaney
Title:	Vice President

RICHMOND AMERICAN HOMES OF WEST VIRGINIA, INC.

By:

Name:	John Heaney
Title:	Vice President

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EXHIBIT A TO GUARANTY
FORM OF SUPPLEMENTAL GUARANTY
[Date]
JPMorgan Chase Bank, N.A., as Administrative Agent
for Lenders
Ladies and Gentlemen:
          Reference is hereby made to (i) that certain Second Amended and Restated Credit Agreement dated as of March 22, 2006, among M.D.C. Holdings, Inc., the Lenders from time to time parties thereto (“Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent (“Administrative Agent”) for Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and (ii) that certain Second Amended and Restated Guaranty, dated as of March 22, 2006, executed and delivered by the Guarantors parties thereto in favor of Administrative Agent, for the benefit of Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”). Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the respective meanings provided therein.
          In accordance with Section 7.11 of the Credit Agreement and Paragraph 18 of the Guaranty, the undersigned, [GUARANTOR]                     , a corporation [limited partnership/limited liability company] organized under the laws of                     , hereby elects to be a “Guarantor” for all purposes of the Credit Agreement and the Guaranty, respectively, effective from the date hereof.
          Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Guaranty, to the same extent and with the same force and effect as if the undersigned were a direct signatory thereto.
          This Supplemental Guaranty shall be construed in accordance with and governed by the internal laws of the State of New York (but otherwise without regard to the conflict of laws provisions).
          IN WITNESS WHEREOF, this Supplemental Guaranty has been duly executed by the undersigned as of the                      day of                     , 200                    .

[GUARANTOR]

By:

Name:
Title:

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EXHIBIT B
PROMISSORY NOTE

$	, 200
     FOR VALUE RECEIVED, M.D.C. HOLDINGS, INC., a Delaware corporation (“Maker”), hereby promises and agrees to pay to the order of                                          (“Payee”), the principal sum of                                        DOLLARS ($                    ) in lawful money of the United States of America, or, if less than such principal amount, the aggregate unpaid principal amount of all Advances made to Maker by the Payee pursuant to the Credit Agreement hereinafter referenced. Such payment shall be made on the Facility Termination Date, as defined in the Credit Agreement.
     Maker shall pay interest from the date hereof on the unpaid principal amount of this Note from time to time outstanding during the period from the date hereof until such principal amount is paid in full at the rates, determined in the manner, and on the dates or occurrences specified in the Credit Agreement (as hereinafter defined).
     This promissory note is one of the Notes referred to in the Second Amended and Restated Credit Agreement dated as of March 22, 2006, among Maker, JPMorgan Chase Bank, N.A., as Administrative Agent, and Lenders that are parties thereto (as the same may be amended, modified, replaced, or renewed from time to time, the “Credit Agreement”) and is entitled to the benefits of the Credit Agreement and the Loan Documents. Capitalized terms used in this Note without definition shall have the same meanings as are ascribed to such terms in the Credit Agreement.
     Both principal and interest are payable to Administrative Agent for the account of Payee pursuant to the terms of the Credit Agreement. All Advances made by Payee pursuant to the Credit Agreement and all payments of the principal amount of such Advances, shall be endorsed by the holder of this Note on the schedule attached hereto. Failure to record such Advances or payment shall not diminish any rights of Payee or relieve Makers of any liability hereunder or under the Credit Agreement. This Note is subject to prepayment and its maturity is subject to acceleration, in each case upon the terms provided in the Credit Agreement.
     This Note may not be modified or discharged orally, by course of dealing or otherwise, but only by a writing duly executed by the holder hereof.
     In the event that any action, suit or proceeding is brought by the holder hereof to collect this Note, Maker agrees to pay and shall be liable for all costs and expenses of collection, including without limitation, reasonable attorneys’ fees and disbursements.
     Maker and all sureties, guarantors and/or endorsers hereof (or of any obligation hereunder) and accommodation parties hereon (all of which, including Maker, are each hereinafter called a “Surety”) each: (a) waive any homestead or exemption laws and right thereunder affecting the full collection of this Note; (b) waive any and all formalities in

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connection with this Note to the maximum extent allowed by law, including (but not limited to) demand, diligence, presentment for payment, protest and demand, and notice of extension, dishonor, protest, demand and nonpayment of this Note; and (c) consent that Holder may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced by this Note, at the request of any other person liable hereon, and such consent shall not alter nor diminish the liability of any person hereon.
     In addition, each Surety waives and agrees not to assert: (a) any right to require the holder hereof to proceed against any other Surety, to proceed against or exhaust any security for the Note, to pursue any other remedy available to the holder hereof, or to pursue any remedy in any particular order or manner; (b) the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof; (c) the benefits of any legal or equitable doctrine or principle of marshalling; (d) notice of the existence, creation or incurring of new or additional indebtedness of Maker to the holder hereof; or (e) any defense arising by reason of any disability or other defense of Maker or by reason of the cessation from any cause whatsoever (other than payment in full) of the liability of Maker for payment of this Note. Until payment in full of this Note and the holder hereof has no obligation to make any further advances of the proceeds hereof, no Surety shall have any right of subrogation and each hereby waives any right to enforce any remedy which the holder hereof now has, or may hereafter have, against Maker or any other Surety, and waives any benefit of, and any right to participate in, any security now or hereafter held by the holder hereof.
     Maker agrees that to the extent any Surety makes any payment to the holder hereof in connection with the indebtedness evidenced by this Note, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Holder or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a “Preferential Payment”), then the indebtedness of Maker under this Note shall continue or shall be reinstated, as the case may be, and, to the extent of such payment or repayment by the holder hereof, the indebtedness evidenced by this Note or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.
          This Note shall be enforced under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within said state, without references to any choice or conflicts of law principles.

M.D.C. HOLDINGS, INC., a Delaware
Corporation

By:

Name: John J. Heaney
Title: Senior Vice President and Treasurer

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